Exhibit 99.4
JUDGE CASTEL ORIGINAL
10 CV 3505
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

:
MARGARET C. RICHARDSON,	:	Civil Action No.
derivatively on behalf of THE GOLDMAN	:
SACHS GROUP, INC.	:
:
Plaintiff,	:
:
v.	:
:
LLOYD C. BLANKFEIN, GARY D.	:
COHN, JOHN H. BRYAN, CLAES	:
DAHLBACK, STEPHEN FRIEDMAN,	:
WILLIAM W. GEORGE, RAJAT K.	:
GUPTA, JAMES A. JOHNSON, LOIS D.	:
JULIBER, LAKSHMI N. MITTAL,	:
JAMES J. SCHIRO, FABRICE TOURRE,	:	JURY TRIAL DEMANDED
DAVID A. VINIAR, JONATHAN EGOL,	:
PABLO SALAME, RUTH J. SIMMONS,	:
ESTA E. STECHER, J. MICHAEL	:
EVANS, MICHAEL S. SHERWOOD, and	:
SARAH E. SMITH,	:
:
:
Defendants,	:
:
and	:

THE GOLDMAN SACHS GROUP, INC.,
Nominal Defendant.

VERIFIED SHAREHOLDER DERIVATIVE COMPLAINT
     1. Plaintiff Margaret C. Richardson (“Plaintiff), by and through her undersigned attorneys, hereby submits this Verified Shareholder Derivative Complaint (the “Complaint”) for the benefit of nominal defendant The Goldman Sachs Group, Inc. (“Goldman” or the “Company”) against certain current and/or former members of its Board of Directors (the “Board”) and executive officers seeking to remedy defendants’ breaches of fiduciary duties and unjust enrichment from 2007 to the present (the “Relevant Period”).
NATURE OF THE ACTION
     2. This is a shareholder derivative action based on defendants’ breaches of fiduciary duty and other misconduct in connection with a synthetic collateralized debt obligation (“CDO”) defendants caused Goldman to structure and market to investors, which eventually led to the prosecution of the Company by the U.S. Securities and Exchange Commission (the “SEC”).
     3. This synthetic CDO, ABACUS 2007-AC1, was tied to the performance of subprime residential mortgage-backed securities (“RMBS”) and was structured and marketed by defendants in early 2007, when the U.S. housing market and related securities were beginning to show signs of distress. Synthetic CDOs such as ABACUS 2007-AC1 contributed to the recent financial crisis by magnifying losses associated with the downturn in the U.S. housing market.
     4. Defendants’ marketing materials for ABACUS 2007-AC1 — including the term sheet, flip book and offering memorandum for the CDO — all represented that the reference portfolio of RMBS underlying the CDO was selected by ACA Management LLC (“ACA”), a third-party with experience analyzing credit risk in RMBS. Undisclosed in the marketing materials and unbeknownst to investors, a large hedge fund, Paulson & Co. Inc. (“Paulson”), with economic interests directly adverse to investors in ABACUS 2007-AC1, played a significant role in the portfolio selection process. In fact, Paulson was designing the portfolio to decrease in value, as it was planning on “shorting” this synthetic CDO.
     5. After participating in the selection of the reference portfolio, Paulson effectively shorted the RMBS portfolio it helped select by entering into credit default swaps (“CDS”) with Goldman to buy protection on specific layers of the ABACUS 2007-AC1 capital structure. Given its financial short interest, Paulson had an economic incentive to choose RMBS that it expected to experience credit events in the near future. Defendants did not disclose Paulson’s adverse economic interests, or its role in the portfolio selection process in the term sheet, flip book, offering memorandum or other marketing materials.

     6. In sum, defendants arranged a transaction at Paulson’s request in which Paulson heavily influenced the selection of the portfolio to suit its economic interests, but failed to disclose, as part of the description of the portfolio selection process contained in the marketing materials used to promote the transaction, Paulson’s role in the portfolio selection process or its adverse economic interests.
     7. The SEC has alleged that one Goldman employee, defendant Fabrice Tourre (“Tourre”), was principally responsible for ABACUS 2007-AC1. It has been alleged that Tourre devised the transaction, prepared the marketing materials, and communicated directly with investors. Defendant Tourre knew of Paulson’s undisclosed short interest and its role in the collateral selection process. Defendant Tourre also misled ACA into believing that Paulson invested approximately $200 million in the equity of ABACUS 2007-AC1 (a long position) and, accordingly, that Paulson’s interests in the collateral section process were aligned with ACA’s, when in reality Paulson’s interests were sharply conflicting.
     8. The deal closed on April 26, 2007. Paulson paid Goldman approximately $15 million for structuring and marketing ABACUS 2007-AC1. By October 24, 2007, 83% of the RMBS in the ABACUS 2007-AC1 portfolio had been downgraded and 17% were on negative watch. By January 29, 2008, 99% of the portfolio had been downgraded. As a result, investors in ABACUS 2007-AC1 lost over $1 billion. Meanwhile, Paulson’s opposite CDS positions yielded a profit of approximately $1 billion for Paulson.
     9. Defendants, including the Board, knew that as a result of these events, in July 2009, the Company received a Wells Notice1 from the SEC. Critically, defendants concealed the

[1]	A Wells Notice is a letter that the SEC sends to firms (or individuals) when it is planning to bring an enforcement action against them. The Wells Notice indicates that the SEC staff has determined it may bring a civil action against a firm or person.

existence of the Wells Notice and/or the SEC’s investigation from the public for eight months — indeed; defendants did not disclose that the SEC had served Goldman with a Wells Notice until after the SEC ultimately filed a lawsuit against Goldman on April 16, 2010.
     10. While defendants (but not the public) knew of the Wells Notice issued to Goldman, certain of them, including Esta E. Stecher (“Stecher”), Goldman’s co-General Counsel, and John H. Bryan (“Bryan”), a Board member, took advantage of their possession of material, adverse, non-public information and collectively sold approximately $65.4 million worth of Goldman shares between October 2009 and February 2010. As the Wall Street Journal (the “Journal”) reported on April 24, 2010, this was “the most active spate of insider selling [at Goldman] in three years.”
     11. As the Journal revealed in an article entitled “Insiders Sold Shares As SEC Probed Firm”:
Five senior executives of Goldman Sachs Group Inc., including the firm’s co-general counsel, sold $65.4 million worth of stock after the firm received notice of possible fraud charges, which later drove its stock down 13%.
Sales by three of the five Goldman insiders occurred at prices higher than the stock’s current level. The stock sales by co-general counsel Esta Stecher, vice chairmen Michael Evans and Michael Sherwood, principal accounting officer Sarah Smith and board member John Bryan occurred between October 2009 and February 2010. It was the most active spate of insider selling in three years, according to InsiderScore.com in Princeton, N.J., which tracks and analyzes purchases and sales of stocks by top executives and directors.
Goldman received notice of the possible charges last July, but didn’t publicly disclose that fact, later explaining that it didn’t consider such a notice material information investors would have needed to value the stock. A week ago, on April 16, the Securities and Exchange Commission filed civil-fraud charges against Goldman for failing to disclose that a short seller, Paulson & Co., participated in selection of assets in a pool tied to subprime mortgages.
The charges drove Goldman stock down from a closing price of $184.27 on April 15 to $160.70 on April 16. The stock hasn’t recovered any of the first-day loss. It closed out the week at $157.40 in 4 p.m. trading on the New York Stock Exchange.
* * *

Messrs. Bryan and Sherwood and Ms. Stecher sold some or all of their shares after exercising options to buy at lower prices that would have expired between November 2010 and November 2012.
Ms. Smith sold 16,129 shares on Oct. 16 for $3 million at $186.57 a share, according to InsiderScore.com.
Mr. Sherwood sold shares between Nov. 13 and 24 for $31.9 million, or $174.65 a share, InsiderScore.com said. Mr. Evans sold shares between Nov. 23 and 27 for $23.7 million, or $169.56 a share. Ms. Stecher sold shares on Feb. 8 and 26 for $5.8 million, or $153.38 a share. And Mr. Bryant sold shares on Feb. 18 for $932,223, or $155.37 a share.
Mr. Sherwood, co-chief executive of Goldman Sachs International in London and Mr. Evans, chairman of Goldman Sachs Asia in Hong Kong, are on the Goldman management committee with Ms. Stecher.
Ben Silverman, director of research at InsiderScore.com, said the insider selling since October “was the most aggressive” at Goldman in three years, since late 2006 through early 2007.
     12. On December 23, 2009 (four months after the SEC issued a Wells Notice to Goldman, which defendants had not disclosed), The New York Times published an article entitled “Banks Bundled Bad Debt, Bet Against It and Won,” which specifically “outed” defendants’ breaches of fiduciary duties and bets against Goldman’s clients, and particularly in connection with the ABACUS deals. The Times article stated, in pertinent part:
Pension funds and insurance companies lost billions of dollars on securities that they believed were solid investments, according to former Goldman employees with direct knowledge of the deals who asked not to be identified because they have confidentiality agreements with the firm.
Goldman was not the only firm that peddled these complex securities — known as synthetic collateralized debt obligations, or C.D.O.’s — and then made financial bets against them, called selling short in Wall Street parlance. Others that created similar securities and then bet they would fail, according to Wall Street traders, include Deutsche Bank and Morgan Stanley, as well as smaller firms like Tricadia Inc., an investment company whose parent firm was overseen by Lewis A. Sachs, who this year became a special counselor to Treasury Secretary Timothy F. Geithner.
How these disastrously performing securities were devised is now the subject of scrutiny by investigators in Congress, at the Securities and Exchange Commission and at the Financial Industry Regulatory Authority, Wall Street’s self-regulatory organization, according to people briefed on the investigations. Those involved with the inquiries declined to comment.

While the investigations are in the early phases, authorities appear to be looking at whether securities laws or rules of fair dealing were violated by firms that created and sold these mortgage-linked debt instruments and then bet against the clients who purchased them, people briefed on the matter say.
One focus of the inquiry is whether the firms creating the securities purposely helped to select especially risky mortgage-linked assets that would be most likely to crater, setting their clients up to lose billions of dollars if the housing market imploded.
Some securities packaged by Goldman and Tricadia ended up being so vulnerable that they soured within months of being created.
Goldman and other Wall Street firms maintain there is nothing improper about synthetic C.D.O.’s, saying that they typically employ many trading techniques to hedge investments and protect against losses. They add that many prudent investors often do the same. Goldman used these securities initially to offset any potential losses stemming from its positive bets on mortgage securities.
But Goldman and other firms eventually used the C.D.O. ‘s to place unusually large negative bets that were not mainly for hedging purposes, and investors and industry experts say that put the firms at odds with their own clients’ interests.
“The simultaneous selling of securities to customers and shorting them because they believed they were going to default is the most cynical use of credit information that I have ever seen,” said Sylvain R. Raynes, an expert in structured finance at R&R Consulting in New York. “When you buy protection against an event that you have a hand in causing, you are buying fire insurance on someone else’s house and then committing arson.”
* * *
     Goldman Saw It Coming
Before the financial crisis, many investors — large American and European banks, pension funds, insurance companies and even some hedge funds — failed to recognize that overextended borrowers would default on their mortgages, and they kept increasing their investments in mortgage-related securities. As the mortgage market collapsed, they suffered steep losses.
A handful of investors and Wall Street traders, however, anticipated the crisis. In 2006, Wall Street had introduced a new index, called the ABX, that became a way to invest in the direction of mortgage securities. The index allowed traders to bet on or against pools of mortgages with different risk characteristics, just as stock indexes enable traders to bet on whether the overall stock market, or technology stocks or bank stocks, will go up or down.
Goldman, among others on Wall Street, has said since the collapse that it made big money by using the ABX to bet against the housing market. Worried about a housing bubble, top Goldman executives decided in December 2006 to change the firm’s overall stance on the mortgage market, from positive to negative, though it did not disclose that publicly.

Even before then, however, pockets of the investment bank had also started using C.D.O.’s to place bets against mortgage securities, in some cases to hedge the firm’s mortgage investments, as protection against a fall in housing prices and an increase in defaults.
[Jonathan] Egol was a prime mover behind these securities. Beginning in 2004, with housing prices soaring and the mortgage mania in full swing, Mr. Egol began creating the deals known as Abacus. From 2004 to 2008, Goldman issued 25 Abacus deals, according to Bloomberg, with a total value of $10.9 billion.
Abacus allowed investors to bet for or against the mortgage securities that were linked to the deal. The CD.O.’s didn’t contain actual mortgages. Instead, they consisted of credit-default swaps, a type of insurance that pays out when a borrower defaults. These swaps made it much easier to place large bets on mortgage failures.
Rather than persuading his customers to make negative bets on Abacus, Mr. Egol kept most of these wagers for his firm, said five former Goldman employees who spoke on the condition of anonymity. On occasion, he allowed some hedge funds to take some of the short trades.
Mr. Egol and Fabrice Tourre, a French trader at Goldman, were aggressive from the start in trying to make the assets in Abacus deals look better than they were, according to notes taken by a Wall Street investor during a phone call with Mr. Tourre and another Goldman employee in May 2005.
On the call, the two traders noted that they were trying to persuade analysts at Moody’s Investors Service, a credit rating agency, to assign a higher rating to one part of an Abacus C.D.O. but were having trouble, according to the investor’s notes, which were provided by a colleague who asked for anonymity because he was not authorized to release them. Goldman declined to discuss the selection of the assets in the C.D.O.’s, but a spokesman said investors could have rejected the C.D.O. if they did not like the assets.
Goldman’s bets against the performances of the Abacus C.D.O.’s were not worth much in 2005 and 2006, but they soared in value in 2007 and 2008 when the mortgage market collapsed. The trades gave Mr. Egol a higher profile at the bank, and he was among a group promoted to managing director on Oct. 24, 2007.
“Egol and Fabrice were way ahead of their time,” said one of the former Goldman workers. “They saw the writing on the wall in this market as early as 2005.” By creating the Abacus C.D.O.’s, they helped protect Goldman against losses that others would suffer.
     13. In response to the New York Times’ December 23, 2009 article, defendants caused the Company to issue a press release the next day (December 24, 2009) specifically denying any wrongdoing by any Goldman personnel entitled “Goldman Sachs Responds to The New York Times on Synthetic Collateralized Debt Obligations.” Notably, the Board conducted no internal investigation into the matters raised by the December 23, 2009 New York Times article (nor caused such an internal investigation to take place) before or after issuing this blanket denial of wrongdoing.
     14. Perhaps worse still (particularly in light of the fact that the New York Times had now revealed that multiple governmental and regulatory investigations, including one by the SEC, had begun), in addition to denying any misconduct at Goldman, the Board chose to continue to conceal that the Company had received a Wells Notice months earlier, or that the SEC was investigating misconduct at Goldman. Defendants’ press release stated, in relevant part:
Many of the synthetic CDOs arranged were the result of demand from investing clients seeking long exposure.
Synthetic CDOs were popular with many investors prior to the financial crisis because they gave investors the ability to work with banks to design tailored securities which met their particular criteria, whether it be ratings, leverage or other aspects of the transaction.
The buyers of synthetic mortgage CDOs were large, sophisticated investors. These investors had significant in-house research staff to analyze portfolios and structures and to suggest modifications. They did not rely upon the issuing banks in making their investment decisions.
     15. Several months later, on or about April 7, 2010, in a letter to Goldman shareholders published as part of the Company’s Annual Report on Form 10-K, defendants Lloyd Blankfein (“Blankfein”), Goldman’s Chairman and Chief Executive Officer (“CEO”), and Gary D. Cohn (“Cohn”), the Company’s President and Chief Operating Officer (“COO”) again denied any wrongdoing. Specifically, Blankfein and Cohn stated: “Although Goldman Sachs held various positions in residential mortgage-related products in 2007, our short positions were not a ‘bet against our clients.’”
     16. This was a lie. As the New York Times would later report in an article entitled “Goldman Cited ‘Serious’ Profits On Mortgages” published on April 24, 2010, certain of the defendants (and other top Goldman insiders), including Blankfein, Cohn, and David A. Viniar (“Viniar”), the Company’s Chief Financial Officer (“CFO”), traded e-mail messages in 2007 saying, among other things, that they would make “some serious money” betting against the housing markets. These emails, as noted by the New York Times, “contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.”
     17. A little over a week after defendants specifically denied that Goldman personnel had placed bets against the Company’s own clients, on April 16, 2010, the SEC filed a civil action against Goldman and defendant Tourre in this Court captioned Securities and Exchange Commission v. Goldman Sachs & Co. and Fabrice Tourre, Case No. l:10-cv-03229-BSJ (the “SEC Action”). The SEC Action charged Goldman and Tourre with defrauding investors by misstating and omitting key facts about the products described herein.
     18. Later that day, in a hastily-assembled press release, Defendants (including the Board) once again, as usual, flatly denied the SEC’s allegations or any allegations of wrongdoing at Goldman. Specifically, Defendants defiantly claimed that “[t]he SEC’s charges are completely unfounded in law and fact and we will vigorously contest them and defend the firm and its reputation.” Further, Defendants arrogantly added that “[they] are disappointed that the SEC would bring this action.”
     19. Immediately following the filing of the SEC Action, the price of the Company’s stock fell 13% from $184.27 per share to close at $160.70 per share on April 16, 2010. This represented a one-day market capitalization loss of over $10 billion.
     20. The news for Goldman and its stockholders has only continued to worsen in the wake of the filing of the SEC Action as the financial press got a hold of the story and investigated further.

     21. For instance, in a April 17, 2010 article entitled “For Goldman, a Bet’s Stakes Keep Growing,” the New York Times reported that, according to former Goldman employees, “[a]s the housing market began to fracture in 2007, senior Goldman executives began overseeing the mortgage department closely...[and] routinely visited the unit. Among them were David A. Viniar, the chief financial officer; Gary D. Cohn, then the co-president; and Pablo Salome, a sales and trading executive, these former employees said. Even Goldman’s chief executive, Lloyd C. Blankfein, got involved.” The New York Times also noted in this article that “[r]ecent public statements made by Mr. Blankfein seem to conflict with the S.E.C. account.”
     22. The New York Times further confirmed the involvement of top Goldman insiders, including defendant Blankfein, in an April 18, 2010 article entitled “Senior Executives at Goldman Had a Role In Mortgage Unit.” This article specifically states that “executives up to and including Lloyd C. Blankfein, the chairman and chief executive, took an active role in overseeing the mortgage unit as the tremors in the housing market began to reverberate through the nation’s economy.”
     23. Notwithstanding these revelations, defendants (including the Board) have continued to issue unequivocal denials of wrongdoing and have refused to conduct any type of internal investigation. For instance, on April 19, 2010, defendants caused the Company to state that “we believe that the firm’s actions were entirely appropriate.”
     24. The Board has specifically come under fire (and rightfully so) for its failure to investigate and properly inform itself in the face of such serious allegations. For instance, in an April 19, 2010 article published by Bloomberg entitled “Goldman Sachs Stock, Board Under Pressure Amid Probe,” James Post, a professor of corporate governance and ethics at Boston

University, took the Board to task for its apparent inaction and failure to investigate, and noted that defendants’ strong and swift public denials of any wrongdoing have compromised the Board’s ability to investigate or take any meaningful action. Moreover, this article also indicated that the total costs to Goldman in connection with the SEC Action could amount to $2 billion. The Bloomberg article, in pertinent part, states:
Prime Minister Gordon Brown called yesterday for the U.K. Financial Services Authority to start a probe, saying he was “shocked” at the “moral bankruptcy” indicated in the Securities and Exchange Commission suit against Goldman Sachs. Germany’s financial regulator, Bafin, asked the SEC for details on the suit, a spokesman for Chancellor Angela Merkel said.
The escalating rhetoric adds urgency to efforts by Chairman and Chief Executive Officer Lloyd Blankfein and the rest of his board to stem negative publicity. Although Goldman Sachs vowed to fight the SEC case, calling it “unfounded in law and fact,” the stock plunged 13 percent on April 16. The shares rose 1.6 percent to $163.32 at 4:50 p.m. in New York Stock Exchange composite trading.
“The lynch-mob mentality that is prevailing right now against Goldman is such that you don’t know where this thing could go, so I think the stock is going to be under continuing pressure,” said Michael Holland, who oversees more than $4 billion as chairman of New York-based Holland & Co. “The board actually has to pay attention not only to the legal niceties of this thing but also to the franchise viability as well.”
* * *
Steve Stelmach, an analyst at FBR Capital Markets in Arlington, Virginia, today removed Goldman from his “Top Picks” list, citing the SEC suit. He still reiterated his outperform rating because of the bank’s “strong fundamentals.”
“The market appears to be overly discounting the potential earnings impact from the SEC charges,” he wrote in a note to clients today. The stock’s drop implies the suit may cost the bank $2 billion before tax, twice the $1 billion the SEC says investors lost in the transaction, he wrote.
* * *
Goldman Sachs’s board of directors should conduct its own investigation to ensure that it understands what senior management knew about the issues raised by the SEC’s complaint, said James Post, a professor of corporate governance and ethics at the Boston University School of Management.
‘How Long?’
“The board has got to be insisting on a much deeper level of internal investigation that reports only to them, not to Blankfein,” Post said. “They’ve got to be asking the question ‘how long can we continue going with Blankfein before we’ve got to clean house and put a new group of people in there?’”
William W. George, a Harvard Business School professor who has served on Goldman Sachs’s board since 2002, referred a request for an interview to the company’s press office. His Twitter account, which lauded JPMorgan Chase & Co. CEO Jamie Dimon for his firm’s better-than-expected earnings on April 14, remained silent on the controversy surrounding Goldman Sachs.
Boston University’s Post said he wouldn’t expect the board to take any immediate action to change the firm’s management because it would seem to contradict the defiant position the company took on April 16.
“I’m pretty sure that the board at Goldman is having a bad weekend,” Post said yesterday. “They may be praying for some news out of the Vatican or a new volcano to get them off the front pages.”
     25. Defendants (including the Board) have similarly faced strong criticism for their failure to disclose the Company’s receipt of a Wells Notice. For example, on April 19, 2010, Reuters published an article entitled “Goldman May Face Backlash For Staying Mum on Probe,” which stated that not only did defendants learn of the likelihood of charges against Goldman in July 2009 with the issuance of a Wells Notice, but that Defendants’ blanket denials and silence since that time may further hurt the Company. Defendants’ decision to conceal the Wells Notice issued to Goldman has further been criticized by Charles Elson,2 in an April 19, 2010 New York Post article entitled “Goldman Bosses Hid Feds’ Probe.” Specifically, Mr. Elson stated "[i]n an age of heightened transparency...receipt of that [Wells] notice should have been disclosed.”
     26. In addition to the Company’s problems within the U.S. as a result of these events, on April 20, 2010, it was revealed that Britain’s Financial Services Authority has now launched its own probe in the matter.
     27. On April 24, 2010, the New York Times published its article “Goldman Cited ‘Serious’ Profits On Mortgages” which revealed the contradiction between defendants’ public

[2]	Mr. Elson is the Edgar S. Woolard, Jr., Chair in Corporate Governance and the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware.

statements and their private communications. Specifically, the New York Times reported:
In late 2007, as the mortgage crisis gained momentum and many banks were suffering losses, Goldman Sachs executives traded e-mail messages saying that they would make “some serious money” betting against the housing markets.
The messages, released Saturday by the Senate Permanent Subcommittee on Investigations, appear to contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.
In the messages, Lloyd C. Blankfein, the bank’s chief executive, acknowledged in November 2007 that the firm had lost money initially. But it later recovered by making negative bets, known as short positions, to profit as housing prices plummeted. “Of course we didn’t dodge the mortgage mess,” he wrote. “We lost money, then made more than we lost because of shorts” He added, “It’s not over, so who knows how it will turn out ultimately.”
In another message, dated July 25, 2007, David A. Viniar, Goldman’s chief financial officer, reacted to figures that said the company had made a $51 million profit from bets that housing securities would drop in value. “Tells you what might be happening to people who don’t have the big short,” he wrote to Gary D. Cohn, now Goldman’s president.
* * *
Goldman on Saturday denied it made a significant profit on mortgage-related products in 2007 and 2008. It said the subcommittee had “cherry-picked” e-mail messages from the nearly 20 million pages of documents it provided. This sets up a showdown between the Senate subcommittee and Goldman, which has aggressively defended itself since the Securities and Exchange Commission filed a security fraud complaint against it nine days ago. On Tuesday, seven current and former Goldman employees, including Mr. Blankfein, are expected to testify at a Congressional hearing.
Carl Levin, Democrat of Michigan and head of the Permanent Subcommittee on Investigations, said that the e-mail messages contrasted with Goldman’s public statements about its trading results. “The 2009 Goldman Sachs annual report stated that the firm ‘did not generate enormous net revenues by betting against residential related products,’” Senator Levin said in a statement Saturday. “These e-mails show that, in fact, Goldman made a lot of money by betting against the mortgage market.”
The messages appear to connect some of the dots at a crucial moment of Goldman history. They show that in 2007, as most other banks hemorrhaged money from plummeting mortgage holdings, Goldman prospered.
At first, Goldman openly discussed its prescience in calling the housing downfall. In the third quarter of 2007, the investment bank reported publicly that it had made big profits on its negative bet on mortgages.
But by the end of 2007, the firm curtailed disclosures about its mortgage trading results. Its chief financial officer told analysts that they should not expect Goldman to reveal whether it was long or short on the housing market. By late

2008, Goldman was emphasizing its losses, rather than its profits, pointing regularly to write-downs of $1.7 billion on mortgage assets in 2008 and not disclosing the amount it made on its negative bets.
Goldman and other firms often take positions on both sides of an investment. Some are long, which are bets that the investment will do well, and some are shorts, which are bets the investment will do poorly.
Goldman has said it added shorts to balance its mortgage book, not to make a directional bet on a market collapse. But the messages released by the subcommittee Saturday appear to show that in 2007, at least, Goldman’s short bets were eclipsing the losses on its long positions.
In May 2007, for instance, Goldman workers e-mailed one another about losses on a bundle of mortgages issued by Long Beach Mortgage Securities. Though the firm lost money on those, a worker wrote, there was “good news”: “we own 10 mm in protection.” That meant Goldman had enough of a bet against the bond that, over all, it profited by $5 million.
On Oct. 11, 2007, one Goldman manager in the trading unit wrote to another, "Sounds like we will make some serious money,” and received the response, “Yes we are well positioned.”
Documents released by the Senate subcommittee appear to indicate that in July 2007, Goldman’s accounting showed losses of $322 million on positive mortgage positions, but its negative bet — what Mr. Viniar called “the big short” — brought in $373 million.
As recently as a week ago, a Goldman spokesman emphasized that the firm had tried only to hedge its mortgage holdings in 2007.
The firm said in its annual report this month that it did not know back then where housing was headed, a sentiment expressed by Mr. Blankfein the last time he appeared before Congress.
“We did not know at any minute what would happen next, even though there was a lot of writing,” he told the Financial Crisis Inquiry Commission in January.
It is not known how much money in total Goldman made on its negative housing bets. Neither Goldman nor the panel issued information about Goldman’s mortgage earnings in 2009
In its response Saturday, Goldman Sachs released an assortment of internal e-mail messages. They showed workers disagreeing at some junctures over the direction of the mortgage market. In 2008, Goldman was stung by some losses on higher-quality mortgage bonds it held, when the crisis expanded from losses on risky bonds with subprime loans to losses in mortgages that were given to people with better credit histories.
Still, in late 2006, there are messages that show Goldman executives discussing ways to get rid of the firm’s positive mortgage positions by selling them to clients. In one message, Goldman’s chief financial officer, Mr. Viniar, wrote, “Let’s be aggressive distributing things.”

Goldman also released detailed financial statements for its mortgage trading unit. Those statements showed that a group of traders in what was known as the structured products group made a profit of $3.69 billion as of Oct. 26, 2007, which more than covered losses in other parts of Goldman’s mortgage unit. Several traders from that group will testify on Tuesday.
The messages released by Goldman included many written by Fabrice Tourre, the executive who is the only Goldman employee named in the S.E.C. complaint. They reveal his skepticism about the direction of the subprime mortgage market in 2007. In a March 7 message to his girlfriend, he wrote, “According to Sparks, that business is totally dead, and the poor little subprime borrowers will not last so long.” He was referring to Dan Sparks, then the head of Goldman’s mortgage trading unit.
     28. That same day, the Journal published its article “Insiders Sold Shares As SEC Probed Firm,” detailing defendants’ illicit insider sales made while they, but not the public, knew of the Wells Notice that had been issued to Goldman by the SEC.
     29. Defendants’ attitude and actions in the face of a firestorm of criticism in the wake of the recent global financial crisis are consistent with their knee-jerk, strong denials of wrongdoing and their failure to disclose the Wells Notice. For instance, one needs to look no further than the now-infamous comment defendant Blankfein made to The Times of London in November 2009, “I’m doing God’s work,” in response to the recent public scrutiny over the Company’s excessive executive compensation practices,3 to understand defendants’ “circle the wagons” mentality.
     30. Indeed, rather than investigate the serious allegations of wrongdoing raised by the New York Times, or later in the SEC Action, or take any other steps to properly inform themselves, the Board has brashly stated that the “SEC’s charges are completely unfounded in law and fact.” Clearly, Defendants, including the Board, have consistently and repeatedly taken the hard-line stance that no wrongdoing could have possibly occurred at Goldman. Accordingly,

[3]	That the SEC issued a Wells Notice to the Company at the same time that Goldman was already publicly under fire for its executive compensation practices and policies only underscores the impropriety of defendants’ failure to disclose the Wells Notice.

it would be wholly impossible to expect that the Board would be able to consider a stockholder demand in good faith.
     31. As a result of defendants’ breaches of fiduciary duty and other misconduct, the price of the Company’s stock still has not recovered and currently trades at around $152 per share — a plummet of approximately 18% in less than two weeks.
     32. Accordingly, the Company has been damaged.
JURISDICTION AND VENUE
     33. This Court has jurisdiction over all causes of action asserted herein pursuant to 28 U.S.C. §1332(a)(l) in that Plaintiffs and defendants are citizens of different states and/or countries and the amount in controversy exceeds $75,000, exclusive of interest and costs. This Court has supplemental jurisdiction pursuant to 28 U.S.C. § 1367(a) over all other claims that are so related to claims in the action within such original jurisdiction that they form part of the same case or controversy under Article III of the United States Constitution. This action is not a collusive action designed to confer jurisdiction on this court of a court of the United States that it would not otherwise have.
     34. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by the District courts permissible under traditional notions of fair play and substantial justice.
     35. Venue is proper in this Court pursuant to 28 U.S.C. §1391(a) because: (i) Goldman maintains its principal place of business in this District; (ii) one or more of the defendants either resides in or maintains executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein, and aiding and abetting and conspiracy in violation of fiduciary duties owed to Goldman, occurred in this District; and (iv) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.
THE PARTIES
     36. Plaintiff has continuously held Goldman stock since May 2007. Plaintiff is a citizen of the state of California.
     37. Nominal defendant Goldman is a Delaware corporation headquartered at 85 Broad Street, New York, NY 10004. Goldman is a leading global financial services firm providing investment banking, securities, and investment management services to a diversified client base that includes corporations, financial institutions, governments, and high-net-worth individuals.
     38. Defendant Blankfein has served as Chairman and CEO of Goldman since June 2006. In addition, Blankfein has served as a director of the Company since April 2003. Upon information and belief, defendant Blankfein is a citizen of the state of New York.
     39. Defendant Cohn has served as the President and COO of the Company since April 2009. In addition, defendant Cohen has served as a director of the Company since June 2006. Upon information and belief, defendant Cohn is a citizen of the state of New York.
     40. Defendant Bryan has served as a director of the Company since November 1999. In addition, defendant Bryan has served as a member of the Board’s Audit Committee (the “Audit Committee”) during the Relevant Period. Upon information and belief, defendant Bryan is a citizen of the state of Illinois.

     41. Defendant Claes Dahlback (“Dahlback”) has served as a director of the Company since June 2003. In addition, defendant Dahlback has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Dahlback is a citizen of Sweden.
     42. Defendant Stephen Friedman (“Friedman”) has served as a director of the Company since April 2005. In addition, defendant Friedman has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Friedman is a citizen of the state of New York.
     43. Defendant William W. George (“George”) has served as a director of the Company since December 2002. In addition, defendant George has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant George is citizen of the Commonwealth of Massachusetts.
     44. Defendant Rajat K. Gupta (“Gupta”) has served as a director of the Company since November 2006. In addition, defendant Gupta has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Gupta is a citizen of the state of Connecticut.
     45. Defendant James A. Johnson (“Johnson”) has served as a director of the Company since May 1999. In addition, defendant Johnson has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Johnson is a citizen of the District of Columbia.
     46. Defendant Lois D. Juliber (“Juliber”) has served as a director of the Company since March 2004. In addition, defendant Juliber has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Juliber is a citizen of the state of New York.
     47. Defendant Lakshmi N. Mittal (“Mittal”) has served as a director of the Company since June 2008. In addition, defendant Mittal has served as a member of both the Audit Committee during the Relevant Period. Upon information and belief, defendant Mittal is a citizen of the state of New York.
     48. Defendant James J. Schiro (“Schiro”) has served as a director of the Company since May 2009. In addition, defendant Schiro has served as a member of the Audit Committee during the Relevant Period. Upon information and belief, defendant Schiro is a citizen of the state of New York.
     49. Defendant Ruth J. Simmons (“Simmons”) has served as a director of the Company since January 2000. Upon information and belief, defendant Simmons is a citizen of Rhode Island.
     50. Defendant Tourre has served as a registered representative with Goldman throughout the Relevant Period. Upon information and belief, defendant Tourre is a citizen of England.
     51. Defendant Pablo Salame (“Salame”) served as a sales and trading executive for the Company during the Relevant Period. Upon information and belief, defendant Salame is a citizen of England.
     52. Defendant Jonathan Egol (“Egol”) served as a Vice President of the Company during the Relevant Period. Upon information and belief, defendant Egol is a citizen of England.
     53. Defendant Viniar has served as the Company’s Executive Vice President and CFO since 1999. Upon information and belief, defendant Viniar is a citizen of the state of New York.

     54. Defendant Stecher has served as the Company’s Executive Vice President, General Counsel, and Co-Head of the Legal Department since December 2000. Upon information and belief, defendant Stecher is a citizen of the state of New York.
     55. Defendant J. Michael Evans (“Evans”) has served as a Vice Chairman of Goldman since February 2008 and as Chairman of Goldman Sachs Asia since 2004. Upon information and belief, defendant Evans is a citizen of China.
     56. Defendant Michael S. Sherwood (“Sherwood”) has served as a Vice Chairman of Goldman since February 2008 and as Co-CEO of Goldman Sachs International since 2005. Upon information and belief, defendant Sherwood is a citizen of England.
     57. Defendant Sarah E. Smith (“Smith”) has served as the Company’s Principal Accounting Officer since 2000. Upon information and belief, defendant Smith is a citizen of the state of New York.
     58. Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, Simmons, Viniar, Egol, Salame, Tourre, Stecher, Evans, Sherwood, and Smith shall be referred to herein as “Defendants.”
     59. Defendants Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, and Schiro shall be referred to herein as the “Audit Committee Defendants.”
     60. Defendants Bryan, Stecher, Evans, Sherwood, and Smith shall be referred to herein as the “Insider Selling Defendants.”
     61. Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons shall be collectively referred to herein as the “Director Defendants.”

DEFENDANTS’ DUTIES
     62. By reason of their positions as officers, directors, and/or fiduciaries of Goldman and because of their ability to control the business and corporate affairs of Goldman, Defendants owed Goldman and its shareholders fiduciary obligations of good faith, loyalty, and candor, and were and are required to use their utmost ability to control and manage Goldman in a fair, just, honest, and equitable manner. Defendants were and are required to act in furtherance of the best interests of Goldman and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit. Each director and officer of the Company owes to Goldman and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing.
     63. Defendants, because of their positions of control and authority as directors and/or officers of Goldman, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein. Because of their advisory, executive, managerial, and directorial positions with Goldman, each of the Defendants had knowledge of material nonpublic information regarding the Company.
     64. To discharge their duties, the officers and directors of Goldman were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of the Company. By virtue of such duties, the officers and directors of Goldman were required to, among other things:
a.	Exercise good faith to ensure that the affairs of the Company were conducted in an efficient, business-like manner so as to make it possible to provide the highest quality performance of their business;

b.	Exercise good faith to ensure that the Company was operated in a diligent, honest and prudent manner and complied with all applicable federal and state laws, rules, regulations and requirements, and all contractual obligations, including acting only within the scope of its legal authority; and

c.	When put on notice of problems with the Company’s business practices and operations, exercise good faith in taking appropriate action to correct the misconduct and prevent its recurrence.
     65. Goldman’s Code of Business Conduct and Ethics, which applies to “all employees and members of our Board of Directors,” states, among other things:
a.	“Integrity and honesty are at the heart of our business. We expect our people to maintain high ethical standards in everything they do”;

b.	“an employee or director must never use or attempt to use his or her position at the firm to obtain any improper personal benefit for himself or herself;

c.	“It is the firm’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely, and understandable”;

d.	Employees and directors “are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the firm to others, whether within or outside the firm”;

e.	“It is the firm’s policy to comply with all applicable laws, rules, and regulations. It is the personal responsibility of each employee and director to adhere to the standards and restrictions imposed by those laws, rules, and regulations”; and

f.	“We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each employee and director should endeavor to deal fairly with the firm’s clients, service providers, suppliers, competitors, and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.”
     66. Pursuant to the Audit Committee’s Charter, the purposes of the Audit Committee include, among other things, the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal controls, and the Company’s management of market, credit, liquidity and other financial and operational risks.
     67. Per the terms of the Audit Committee Charter, the members of the Audit Committee are specifically required, among other things, to:
a.	Oversee the integrity of the Company’s financial statements;

b.	Oversee the Company’s internal control over financial reporting;

c.	Oversee the Company’s management of market, credit, liquidity and other financial and operational risks;

d.	Discuss with management earnings press releases and review generally the type and presentation of information to be included in earnings press releases; and

e.	Review with management the type and presentation of any financial information and earnings guidance provided to analysts and rating agencies.

SUBSTANTIVE ALLEGATIONS
Goldman’s Correlation Trading Desk
     68. Goldman’s structured product correlation trading desk was created in and around late 2004/early 2005. Among the services it provided was the structuring and marketing of a series of synthetic CDOs called “ABACUS” whose performance was tied to RMBS. Defendants sought to protect and expand this profitable franchise in a competitive market both before and throughout the Relevant Period.
     69. It has been alleged that, according to an internal Goldman memorandum to the Goldman Sachs Mortgage Capital Committee (“MCC”) dated March 12, 2007, the “ability to structure and execute complicated transactions to meet multiple client’s needs and objectives is key for our franchise,” and “[e]xecuting this transaction [ABACUS 2007-AC1] and others like it helps position Goldman to compete more aggressively in the growing market for synthetics written on structured products.”
Paulson’s Investment Strategy
     70. Paulson is a hedge fund founded in 1994. Beginning in 2006, Paulson created two funds, known as the Paulson Credit Opportunity Funds, which took a bearish view on subprime mortgage loans by buying protection through CDS on various debt securities. A CDS is an over-the-counter derivative contract under which a protection buyer makes periodic premium payments and the protection seller makes a contingent payment if a reference obligation experiences a credit event.
     71. RMBS are securities backed by residential mortgages. Investors receive payments out of the interest and principal on the underlying mortgages. Paulson developed an investment strategy based upon the belief that, for a variety of reasons, certain mid-and-subprime

RMBS rated “Triple B,” meaning bonds rated “BBB” by S&P or “Baa2” by Moody’s, would experience credit events. The Triple B tranche is the lowest investment grade RMBS and, after equity, the first part of the capital structure to experience losses associated with a deterioration of the underlying mortgage loan portfolio.
     72. CDOs are debt securities collateralized by debt obligations including RMBS. These securities are packaged and generally held by a special purpose vehicle (“SPV”) that issues notes entitling their holders to payments derived from the underlying assets. In a synthetic CDO, the SPV does not actually own a portfolio of fixed income assets, but rather enters into CDSs that reference the performance of a portfolio (the SPV does hold some collateral securities separate from the reference portfolio that it uses to make payment obligations).
     73. Paulson came to believe that synthetic CDOs whose reference assets consisted of certain Triple B-rated mid-and-subprime RMBS would experience significant losses and, under certain circumstances, even the more senior AAA-rated tranches of these so-called “mezzanine” CDOs would become worthless.
Under Defendants’ Direction, Goldman and Paulson Discuss a Proposed Transaction
     74. It has been alleged that Paulson performed an analysis of recent-vintage Triple B-rated RMBS and identified various bonds it expected to experience credit events. Paulson then asked Defendants to help it buy protection, through the use of CDS, on the RMBS it had adversely selected, meaning chosen in the belief that the bonds would experience credit events.
     75. It has also been alleged that Paulson discussed with Defendants possible transactions in which counterparties to its short positions might be found. Among the transactions considered were synthetic CDOs whose performance was tied to Triple B-rated RMBS. Paulson discussed with Defendants the creation of a CDO that would allow Paulson to participate in selecting a portfolio of reference obligations and then effectively short the RMBS portfolio it helped select by entering into CDS with Goldman to buy protection on specific layers of the synthetic CDO’s capital structure.
     76. It has been alleged that a Paulson employee explained the investment opportunity as of January 2007 as follows:
“It is true that the market is not pricing the subprime RMBS wipeout scenario. In my opinion this situation is due to the fact that rating agencies, CDO managers and underwriters have all the incentives to keep the game going, while ‘real money’ investors have neither the analytical tools nor the institutional framework to take action before the losses that one could anticipate based [on] the ‘news’ available everywhere are actually realized.”
     77. At the same time, Defendants recognized that market conditions were presenting challenges to the successful marketing of CDO transactions backed by mortgage-related securities. For example, it has been alleged that portions of an email in both French and English sent by defendant Tourre to a friend on January 23, 2007 stated (in English translation where applicable): “More and more leverage in the system, The whole building is about to collapse anytime now ... Only potential survivor, the fabulous Fab [rice Tourre] ... standing in the middle of all these complex, highly leveraged, exotic trades he created without necessarily understanding all of the implications of those monstruosities!!!”
     78. Similarly, it has been alleged that an email dated February 11, 2007 to defendant Tourre from the head of the Goldman structured product correlation trading desk stated in part, “the cdo biz is dead we don’t have a lot of time left.”
Introduction of ACA to the Proposed Transaction
     79. Defendants knew that it would be difficult, if not impossible, to place the liabilities of a synthetic CDO if they disclosed to investors that a short investor, such as Paulson, played a significant role in the collateral selection process. By contrast, they knew that the identification of an experienced and independent third-party collateral manager as having selected the portfolio would facilitate the placement of the CDO liabilities in a market that was beginning to show signs of distress.
     80. Defendants also knew that at least one significant potential investor, IKB Deutsche Industriebank AG (“IKB”), was unlikely to invest in the liabilities of a CDO that did not utilize a collateral manager to analyze and select the reference portfolio.
     81. Defendants therefore sought a collateral manager to play a role in the transaction proposed by Paulson. It has been alleged that contemporaneous internal correspondence reflects that Defendants recognized that not every collateral manager would “agree to the type of names [of RMBS] Paulson want[s] to use” and put its “name at risk...on a weak quality portfolio.”
     82. In or about January 2007, Defendants approached ACA and proposed that it serve as the “Portfolio Selection Agent” for a CDO transaction sponsored by Paulson. ACA previously had constructed and managed numerous CDOs for a fee. As of December 31, 2006, ACA had closed on 22 CDO transactions with underlying portfolios consisting of $15.7 billion of assets.
     83. It has been alleged that internal Goldman communications emphasized the advantages from a marketing perspective of having ACA associated with the transaction. For example, an internal email from defendant Tourre dated February 7, 2007, stated:
“One thing that we need to make sure ACA understands is that we want their name on this transaction. This is a transaction for which they are acting as portfolio selection agent, this will be important that we can use ACA’s branding to help distribute the bonds.”
     84. Likewise, it has been alleged that an internal Goldman memorandum to the Goldman Sachs MCC dated March 12, 2007 described the marketing advantages of ACA’s “brand-name” and “credibility”:

“We expect the strong brand-name of ACA as well as our market-leading position in synthetic CDOs of structured products to result in a successful offering.”
“We expect that the role of ACA as Portfolio Selection Agent will broaden the investor base for this and future ABACUS offerings.”
“We intend to target suitable structured product investors who have previously participated in ACA-managed cashflow CDO transactions or who have previously participated in prior ABACUS transactions.”
“We expect to leverage ACA’s credibility and franchise to help distribute this Transaction.”
Paulson’s Participation In the Collateral Selection Process
     85. In late 2006 and early 2007, it has been alleged that Paulson performed an analysis of recent-vintage Triple B RMBS and identified over 100 bonds it expected to experience credit events in the near future. Paulson’s selection criteria favored RMBS that included a high percentage of adjustable rate mortgages, relatively low borrower FICO scores, and a high concentration of mortgages in states like Arizona, California, Florida and Nevada that had recently experienced high rates of home price appreciation. Paulson informed Defendants that it wanted the reference portfolio for the contemplated transaction to include the RMBS it identified or bonds with similar characteristics.
     86. It has been alleged that on January 8, 2007, defendant Tourre attended a meeting with representatives from Paulson and ACA at Paulson’s offices in New York City to discuss the proposed transaction.
     87. It has also been alleged that, on January 9, 2007, Goldman personnel sent an email to ACA with the subject line, “Paulson Portfolio.” Attached to the email was a list of 123 2006 RMBS rated Baa2. On January 9, 2007, ACA performed an “overlap analysis” and determined that it previously had purchased 62 of the 123 RMBS on Paulson’s list at the same or lower ratings.
     88. It has further been alleged that on January 9, 2007, representatives from Goldman informed ACA that Tourre was “very excited by the initial portfolio feedback.”
     89. It has also been alleged that on January 10, 2007, defendant Tourre sent an email to ACA with the subject line, “Transaction Summary.” The text of defendant Tourre’s email began, “we wanted to summarize ACA’s proposed role as ‘Portfolio Selection Agent’ for the transaction that would be sponsored by Paulson (the ‘Transaction Sponsor’).” The email continued in relevant part, "[s]tarting portfolio would be ideally what the Transaction Sponsor shared, but there is flexibility around the names.”
     90. It has been alleged that on January 22, 2007, ACA sent an email to Tourre and additional Goldman personnel with the subject line, “Paulson Portfolio l-22-10.xls.” The text of the email began, “Attached please find a worksheet with 86 sub-prime mortgage positions that we would recommend taking exposure to synthetically. Of the 123 names that were originally submitted to us for review, we have included only 55.”
     91. It has been alleged that on January 27, 2007, ACA met with a Paulson representative in Jackson Hole, Wyoming, and they discussed the proposed transaction and reference portfolio. The next day, on January 28, 2007, ACA summarized the meeting in an email to Tourre. Defendant Tourre responded via email later that day, “this is confirming my initial impression that [Paulson] wanted to proceed with you subject to agreement on portfolio and compensation structure.”
     92. It has further been alleged that on February 2, 2007, Paulson, Tourre, and ACA met at ACA’s offices in New York City to discuss the reference portfolio. Unbeknownst to ACA at the time, Paulson intended to effectively short the RMBS portfolio it helped select by entering into CDS with Goldman to buy protection on specific layers of the synthetic CDO’s capital structure.

     93. Defendant Tourre and the other Defendants, of course, were fully aware that Paulson’s economic interests with respect to the quality of the reference portfolio were directly adverse to CDO investors. During the meeting, defendant Tourre sent an email to another Goldman employee stating, “I am at this aca paulson meeting, this is surreal.” Later that same day, ACA emailed Paulson, Tourre, and other Goldman personnel a list of 82 RMBS on which Paulson and ACA concurred, plus a list of 21 “replacement” RMBS. ACA sought Paulson’s approval of the revised list, asking, “Let me know if these work for you at the Baa2 level.”
     94. It has also been alleged that on February 5, 2007, Paulson sent an email to ACA, with a copy to defendant Tourre, deleting eight RMBS recommended by ACA, leaving the rest, and stating that defendant Tourre agreed that 92 bonds were a sufficient portfolio.
     95. Additionally, it has been alleged that on February 5, 2007, an internal ACA email asked, “Attached is the revised portfolio that Paulson would like us to commit to — all names are at the Baa2 level. The final portfolio will have between 80 and these 92 names. Are ‘we’ ok to say yes on this portfolio?” The response was, “Looks good to me. Did [Paulson] give a reason why they kicked out all the Wells [Fargo] deals?” Wells Fargo was generally perceived as one of the higher-quality subprime loan originators.
     96. Lastly, it has been alleged that on or about February 26, 2007, after further discussion, Paulson and ACA came to an agreement on a reference portfolio of 90 RMBS for ABACUS 2007-AC1.
Under Defendants’ Direction, Goldman Represented That ACA Selected the Portfolio
Without Disclosing Paulson’s Significant Role in Determining the Portfolio and Its Adverse
Economic Interests
     97. Goldman’s marketing materials for ABACUS 2007-AC1, prepared under Defendants’ direction, were materially false and misleading because they represented that ACA selected the reference portfolio while omitting any mention that Paulson, a party with economic interests adverse to CDO investors, played a significant role in the selection of the reference portfolio.
     98. For example, a 9-page term sheet for ABACUS 2007-AC1 on or about February 26, 2007, described ACA as the “Portfolio Selection Agent” and stated in bold print at the top of the first page that the reference portfolio of RMBS had been “selected by ACA.” This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     99. Similarly, a 65-page flip book for ABACUS 2007-AC1 on or about February 26, 2007 represented on its cover page that the reference portfolio of RMBS had been “Selected by ACA Management, LLC.” The flip book included a 28-page overview of ACA describing its business strategy, senior management team, investment philosophy, expertise, track record and credit selection process, together with a 7-page section of biographical information on ACA officers and employees. Investors were assured that the party selecting the portfolio had an “alignment of economic interest” with investors. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     100. It has been alleged that defendant Tourre had primary responsibility for preparing the term sheet and flip book.
     101. The Goldman Sachs MCC, which included senior-level members of management of Goldman, approved the ABACUS 2007-AC1 on or about March 12, 2007. Defendants expected to earn between $15-20 million for structuring and marketing ABACUS 2007-AC1.
     102. On or about April 26, 2007, Defendants finalized a 178-page offering memorandum for ABACUS 2007-AC1. The cover page of the offering memorandum included a description of ACA as “Portfolio Selection Agent.” The Transaction Overview, Summary and Portfolio Selection Agent sections of the memorandum all represented that the reference portfolio of RMBS had been selected by ACA. This document contained no mention of Paulson, its economic interests in the transaction, or its role in selecting the reference portfolio.
     103. It has been alleged that defendant Tourre reviewed at least the Summary section of the offering memorandum before it was sent to potential investors.
     104. It has been alleged that although the marketing materials for ABACUS 2007-AC1 made no mention of Paulson or its role in the transaction, internal Goldman communications clearly identified Paulson, its economic interests, and its role in the transaction. For example, the March 12, 2007 MCC memorandum describing the transaction stated, “Goldman is effectively working an order for Paulson to buy protection on specific layers of the [ABACUS 2007-]AC1 capital structure.”
Defendants Misled ACA Into Believing Paulson Was Long Equity
     105. Defendants also misled ACA into believing that Paulson was investing in the equity of ABACUS 2007-AC1 and therefore shared a long interest with CDO investors. The equity tranche is at the bottom of the capital structure and the first to experience losses associated with deterioration in the performance of the underlying RMBS. Equity investors therefore have an economic interest in the successful performance of a reference RMBS portfolio. As of early 2007, ACA had participated in a number of CDO transactions involving hedge funds that invested in the equity tranche.
     106. Had ACA been aware that Paulson was taking a short position against the CDO, ACA would have likely been reluctant to allow Paulson to occupy an influential role in the selection of the reference portfolio because it would present serious reputational risk to ACA, which was in effect endorsing the reference portfolio. In fact, it is unlikely that ACA would have served as portfolio selection agent had it known that Paulson was taking a significant short position instead of a long equity stake in ABACUS 2007-AC1.
     107. It has been alleged that, on January 8, 2007, defendant Tourre attended a meeting with representatives from Paulson and ACA at Paulson’s offices in New York City to discuss the proposed transaction. Paulson’s economic interest was unclear to ACA, which sought further clarification from Goldman. Later that day, ACA sent a Goldman sales representative an email with the subject line “Paulson meeting” that read:
“I have no idea how it went — I wouldn’t say it went poorly, not at all, but I think it didn’t help that we didn’t know exactly how they [Paulson] want to participate in the space. Can you get us some feedback?”
     108. On January 10, 2007, defendant Tourre emailed ACA a “Transaction Summary” that included a description of Paulson as the “Transaction Sponsor” and referenced a “Contemplated Capital Structure” with a “[0]% — [9]%: pre-committed first loss” as part of the Paulson deal structure. The description of this [0]% — [9]% tranche at the bottom of the capital structure was consistent with the description of an equity tranche and ACA reasonably believed it to be a reference to the equity tranche. In fact, Defendants never intended to market to anyone a “[0]% — [9]%” first loss equity tranche in this transaction.
     109. It has been alleged that on January 12, 2007, defendant Tourre spoke by telephone with ACA about the proposed transaction. Following that conversation, on January 14, 2007, ACA sent an email to the Goldman sales representative raising questions about the proposed transaction and referring to Paulson’s equity interest. The email, which had the subject line “Call with Fabrice [Tourre] on Friday,” read in pertinent part:
“I certainly hope I didn’t come across too antagonistic on the call with Fabrice [Tourre] last week but the structure looks difficult from a debt investor perspective. I can understand Paulson’s equity perspective but for us to put our name on something, we have to be sure it enhances our reputation.”

     110. It has been alleged that on January 16, 2007, the Goldman sales representative forwarded that email to defendant Tourre. As of that date, defendant Tourre knew, or was reckless in not knowing, that ACA had been misled into believing Paulson intended to invest in the equity of ABACUS 2007-AC1.
     111. Based upon the January 10, 2007, “Transaction Summary” sent by defendant Tourre, the January 12, 2007 telephone call with defendant Tourre and continuing communications with Tourre and other Goldman personnel, ACA continued to believe through the course of the transaction that Paulson would be an equity investor in ABACUS 2007-AC1.
     112. On February 12, 2007, ACA’s Commitments Committee approved the firm’s participation in ABACUS as portfolio selection agent. It has been alleged that the written approval memorandum described Paulson’s role as follows: “the hedge fund equity investor wanted to invest in the 0- 9% tranche of a static mezzanine ABS CDO backed 100% by subprime residential mortgage securities.” Handwritten notes from the meeting reflect discussion of “portfolio selection work with the equity investor.”
ABACUS 2007-AC1 Investors
     A. IKB
     113. IKB is a commercial bank headquartered in Dusseldorf, Germany. Historically, IKB specialized in lending to small and medium-sized companies. Beginning in and around 2002, IKB, for itself and as an advisor, was involved in the purchase of securitized assets referencing, or consisting of, consumer credit risk including RMBS CDOs backed by U.S. mid- and-subprime mortgages. IKB’s former subsidiary, IKB Credit Asset Management GmbH, provided investment advisory services to various purchasing entities participating in a commercial paper conduit known as the “Rhineland programme conduit.”

     114. The identity and experience of those involved in the selection of CDO portfolios was an important investment factor for IKB. It has been alleged that in late 2006 IKB informed a Goldman sales representative and defendant Tourre that it was no longer comfortable investing in the liabilities of CDOs that did not utilize a collateral manager, meaning an independent third-party with knowledge of the U.S. housing market and expertise in analyzing RMBS. Defendant Tourre and other Goldman personnel knew that ACA was a collateral manager likely to be acceptable to IKB.
     115. In February, March and April 2007, under Defendants’ direction, Goldman sent IKB copies of the ABACUS 2007-AC1 term sheet, flip book and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson, its role in selecting the reference portfolio and its adverse economic interests. Those representations and omissions were materially false and misleading because, unbeknownst to IKB, Paulson played a significant role in the collateral selection process and had financial interests in the transaction directly adverse to IKB. Defendants did not inform IKB of Paulson’s participation in the collateral selection process and its adverse economic interests.
     116. It has been alleged that the first written marketing materials for ABACUS 2007-AC1 were distributed on February 15, 2007, when Defendants emailed a preliminary term sheet and reference portfolio to the Goldman sales representative covering IKB. Defendant Tourre was aware these materials would be delivered to IKB.
     117. It has been further alleged that on February 19, 2007, a Goldman sales representative forwarded the marketing materials to IKB, explaining via email: “Attached are details of the ACA trade we spoke about with Fabrice [Tourre] in which you thought the AAAs would be interesting.”

     118. It has been further alleged that defendant Tourre maintained direct and indirect contact with IKB in an effort to close the deal. This included a March 6, 2007 email to the Goldman sales representative for IKB representing that, “This is a portfolio selected by ACA ... ” Defendant Tourre subsequently described the portfolio in an internal Goldman email as having been “selected by ACA/Paulson.”
     119. ABACUS 2007-AC1 closed on or about April 26, 2007. It has been alleged that IKB bought $50 million worth of Class A-l notes at face value. The Class A-l Notes paid a variable interest rate equal to LIBOR plus 85 basis points and were rated Aaa by Moody’s Investors Services, Inc. (“Moody’s”) and AAA by Standard & Poor’s Ratings & Services (“S&P”). IKB bought $100 million worth of Class A-2 Notes at face value. The Class A-2 Notes paid a variable interest rate equal to LIBOR plus 110 basis points and were rated Aaa by Moody’s and AAA by S&P.
     120. It has been alleged that the fact that the portfolio had been selected by an independent third-party with experience and economic interests aligned with CDO investors was important to IKB. IKB would not have invested in the transaction had it known that Paulson played a significant role in the collateral selection process while intending to take a short position in ABACUS 2007- AC1. Among other things, knowledge of Paulson’s role would have seriously undermined IKB’s confidence in the portfolio selection process and led senior IKB personnel to oppose the transaction.
     121. Within months of closing, ABACUS 2007-AC1 ’s Class A-l and A-2 Notes were nearly worthless. IKB lost almost all of its $150 million investment. Most of this money was ultimately paid to Paulson in a series of transactions between Goldman and Paulson.

     B       ACA/ABN AMRO
     122. It has been alleged that ACA’s parent company, ACA Capital Holdings, Inc. (“ACA Capital”), provided financial guaranty insurance on a variety of structured finance products including RMBS CDOs, through its wholly-owned subsidiary, ACA Financial Guaranty Corporation. On or about May 31, 2007, ACA Capital sold protection or “wrapped” the $909 million super senior tranche of ABACUS 2007-AC1, meaning that it assumed the credit risk associated with that portion of the capital structure via a CDS in exchange for premium payments of approximately 50 basis points per year.
     123. It has further been alleged that ACA Capital was unaware of Paulson’s short position in the transaction. It is unlikely that ACA Capital would have written protection on the super senior tranche if it had known that Paulson, which played an influential role in selecting the reference portfolio, had taken a significant short position instead of a long equity stake in ABACUS 2007-AC1.
     124. The super senior transaction with ACA Capital was intermediated by ABN AMRO Bank N.V. (“ABN”), which was one of the largest banks in Europe during the Relevant Period. This meant that, through a series of CDS between ABN and Goldman and between ABN and ACA that netted ABN premium payments of approximately 17 basis points per year, ABN assumed the credit risk associated with the super senior portion of ABACUS 2007-ACl’s capital structure in the event ACA Capital was unable to pay.
     125. Under Defendants’ direction, Goldman sent ABN copies of the ABACUS 2007-AC1 term sheet, flip book and offering memorandum, all of which represented that the RMBS portfolio had been selected by ACA and omitted any reference to Paulson’s role in the collateral selection process and its adverse economic interest. Defendant Tourre also told ABN in emails that ACA had selected the portfolio. These representations and omissions were materially false and misleading because, unbeknownst to ABN, Paulson played a significant role in the collateral selection process and had a financial interest in the transaction that was adverse to ACA Capital and ABN.
     126. At the end of 2007, ACA Capital was experiencing severe financial difficulties. In early 2008, ACA Capital entered into a global settlement agreement with its counterparties to effectively unwind approximately $69 billion worth of CDSs, approximately $26 billion of which were related to 2005-06 vintage subprime RMBS. ACA Capital is currently operating as a run-off financial guaranty insurance company.
     127. In late 2007, ABN was acquired by a consortium of banks that included the Royal Bank of Scotland (“RBS”). On or about August 7, 2008, RBS unwound ABN’s super senior position in ABACUS 2007-AC1 by paying Goldman $840,909,090. Most of this money was subsequently paid by Goldman to Paulson.
Defendants’ False and Misleading Public Statements During the Relevant Period
     128. Throughout the Relevant Period, notwithstanding the events described above, Defendants repeatedly stated in the Company’s public filings that their goal was to protect their clients’ interests. For instance, in the Company’s Annual Report on Form 10-K filed on January 29, 2008, Defendants claimed:
Our current structure, which is organized by regional, industry and product groups, seeks to combine client-focused investment bankers with execution and industry expertise. We continually assess and adapt our organization to meet the demands of our clients in each geographic region. Through our commitment to teamwork, we believe that we provide services in an integrated fashion for the benefit of our clients.
Our goal is to make available to our clients the entire resources of the firm in a seamless fashion, with investment banking serving as “front of the house.” To accomplish this objective, we focus on coordination among our equity and debt underwriting activities and our corporate risk and liability management activities.

This coordination is intended to assist our investment banking clients in managing their asset and liability exposures and their capital.
     129. The above-quoted passage was also included verbatim in the Company’s Annual Report on Form 10-K filed with the SEC on January 27, 2009, which was signed by, among others, defendants Viniar, Blankfein, Bryan, Cohn, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Simmons, and Smith.
     130. Not only have Defendants repeatedly touted the Company’s ability to “manag[e] [their clients] asset and liability exposures and their capital,” but they also have failed to disclose any indications that the SEC was investigating Goldman or that the Company received a Wells Notice in July 2009. For instance, in the Company’s Annual Report on Form 10-K filed on March 1, 2010, the “Legal Proceedings” section states the following, in pertinent part:
     Item 3. Legal Proceedings
We are involved in a number of judicial, regulatory and arbitration proceedings (including those described below) concerning matters arising in connection with the conduct of our businesses. We believe, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but might be material to our operating results for any particular period, depending, in part, upon the operating results for such period. Given the range of litigation and investigations presently under way, our litigation expenses can be expected to remain high.
IPO Process Matters
Group Inc. and GS&Co. are among the numerous financial services companies that have been named as defendants in a variety of lawsuits alleging improprieties in the process by which those companies participated in the underwriting of public offerings in recent years.
* * *
World Online Litigation
In March 2001, a Dutch shareholders association initiated legal proceedings for an unspecified amount of damages against GSI and others in Amsterdam District Court in connection with the initial public offering of World Online in March 2000, alleging misstatements and omissions in the offering materials and that the market was artificially inflated by improper public statements and stabilization activities. Goldman Sachs and ABN AMRO Rothschild served as joint global coordinators of the approximately€2.9 billion offering. GSI underwrote

20,268,846 shares and GS&Co. underwrote 6,756,282 shares for a total offering price of approximately €1.16 billion.
* * *
Research Independence Matters
GS&Co. is one of several investment firms that have been named as defendants in substantively identical purported class actions filed in the U.S. District Court for the Southern District of New York alleging violations of the federal securities laws in connection with research coverage of certain issuers and seeking compensatory damages. In one such action, relating to coverage of RSL Communications, Inc. commenced on July 15, 2003, GS&Co.’s motion to dismiss the complaint was denied. The district court granted the plaintiffs’ motion for class certification and the U.S. Court of Appeals for the Second Circuit, by an order dated January 26, 2007, vacated the district court’s class certification and remanded for reconsideration. By a decision dated August 4, 2009, the district court granted plaintiffs’ renewed motion seeking class certification. Defendants’ petition with the appellate court seeking review of the certification ruling was denied on January 25, 2010.
* * *
Enron Litigation Matters
Goldman Sachs affiliates are defendants in certain actions relating to Enron Corp., which filed for protection under the U.S. bankruptcy laws on December 2, 2001.
* * *
Montana Power Litigation
GS&Co. and Group Inc. have been named as defendants in two actions relating to financial advisory work rendered to Montana Power Company. On November 13, 2009, all parties entered into a settlement and the settlement was preliminarily approved on February 10, 2010. A final hearing has been scheduled for May 20, 2010 to May 21, 2010.
* * *
Adelphia Communications Fraudulent Conveyance Litigation
GS&Co. is among numerous entities named as defendants in two adversary proceedings commenced in the U.S. Bankruptcy Court for the Southern District of New York, one on July 6, 2003 by a creditors committee, and the second on or about July 31, 2003 by an equity committee of Adelphia Communications, Inc. Those proceedings have now been consolidated in a single amended complaint filed by the Adelphia Recovery Trust on October 31, 2007. The complaint seeks, among other things, to recover, as fraudulent conveyances, payments made allegedly by Adelphia Communications, Inc. and its affiliates to certain brokerage firms, including approximately $62.9 million allegedly paid to GS&Co., in respect of margin calls made in the ordinary course of business on accounts owned by members of the family that formerly controlled Adelphia Communications, Inc. By a decision dated May 4, 2009, the district court denied

GS&Co.’s motion to dismiss the claim related to margin payments. GS&Co. moved for reconsideration, and by a decision dated June 15, 2009, the district court granted the motion insofar as requiring plaintiff to amend its complaint to specify the source of the margin payments to GS&Co. By a decision dated July 30, 2009, the district court held that the sufficiency of the amended claim would be determined at the summary judgment stage.
Specialist Matters
Spear, Leeds & Kellogg Specialists LLC (SLKS) and certain affiliates have received requests for information from various governmental agencies and self-regulatory organizations as part of an industry-wide investigation relating to activities of floor specialists in recent years. Goldman Sachs has cooperated with the requests.
* * *
Treasury Matters
On September 4, 2003, the SEC announced that GS&Co. had settled an administrative proceeding arising from certain trading in U.S. Treasury bonds over an approximately eight-minute period after GS&Co. received an October 31, 2001 telephone call from a Washington, D.C.-based political consultant concerning a forthcoming Treasury refunding announcement. Without admitting or denying the allegations, GS&Co. consented to the entry of an order that, among other things, (i) censured GS&Co.; (ii) directed GS&Co. to cease and desist from committing or causing any violations of Sections 15(c)(1)(A) and (C) and 15(f) of, and Rule 15c 1-2 under, the Exchange Act; (iii) ordered GS&Co. to pay disgorgement and prejudgment interest in the amount of $1,742,642, and a civil monetary penalty of $5 million; and (iv) directed GS&Co. to conduct a review of its policies and procedures and adopt, implement and maintain policies and procedures consistent with the order and that review. GS&Co. also undertook to pay $2,562,740 in disgorgement and interest relating to certain trading in U.S. Treasury bond futures during the same eight-minute period.
* * *
Mutual Fund Matters
GS&Co. and certain mutual fund affiliates have received subpoenas and requests for information from various governmental agencies and self-regulatory organizations including the SEC as part of the industry-wide investigation relating to the practices of mutual funds and their customers. GS&Co. and its affiliates have cooperated with such requests.
Refco Securities Litigation
GS&Co. and the other lead underwriters for the August 2005 initial public offering of 26,500,000 shares of common stock of Refco Inc. are among the defendants in various putative class actions filed in the U.S. District Court for the Southern District of New York beginning in October 2005 by investors in Refco Inc. in response to certain publicly reported events that culminated in the October 17, 2005 filing by Refco Inc. and certain affiliates for protection under U.S. bankruptcy laws. The actions, which have been consolidated, allege violations of the disclosure requirements of the federal securities laws and seek compensatory damages. In addition to the underwriters, the consolidated complaint names as defendants Refco Inc. and certain of its affiliates, certain officers and directors of Refco Inc., Thomas H. Lee Partners, L.P. (which held a majority of Refco Inc.’s equity through certain funds it manages), Grant Thornton (Refco Inc.’s outside auditor), and BAWAG P.S.K. Bank fur Arbeit und Wirtschaft und Osterreichische Postsparkasse Aktiengesellschaft (BAWAG). Lead plaintiffs entered into a settlement with BAWAG, which was approved following certain amendments on June 29, 2007. GS&Co. underwrote 5,639,200 shares of common stock at a price of $22 per share for a total offering price of approximately $124 million.
* * *
Short-Selling Litigation
Group Inc., GS&Co. and Goldman Sachs Execution & Clearing, L.P. are among the numerous financial services firms that have been named as defendants in a purported class action filed on April 12, 2006 in the U.S. District Court for the Southern District of New York by customers who engaged in short-selling transactions in equity securities since April 12, 2000. The amended complaint generally alleges that the customers were charged fees in connection with the short sales but that the applicable securities were not necessarily borrowed to effect delivery, resulting in failed deliveries, and that the defendants conspired to set a minimum threshold borrowing rate for securities designated as hard to borrow. The complaint asserts a claim under the federal antitrust laws, as well as claims under the New York Business Law and common law, and seeks treble damages as well as injunctive relief. Defendants’ motion to dismiss the complaint was granted by a decision dated December 20, 2007. On December 3, 2009, the dismissal was affirmed by the U.S. Court of Appeals for the Second Circuit.
Fannie Mae Litigation
GS&Co. was added as a defendant in an amended complaint filed on August 14, 2006 in a purported class action pending in the U.S. District Court for the District of Columbia. The complaint asserts violations of the federal securities laws generally arising from allegations concerning Fannie Mae’s accounting practices in connection with certain Fannie Mae-sponsored REMIC transactions that were allegedly arranged by GS&Co. The other defendants include Fannie Mae, certain of its past and present officers and directors, and accountants. By a decision dated May 8, 2007, the district court granted GS&Co.’s motion to dismiss the claim against it. The time for an appeal will not begin to run until disposition of the claims against other defendants.
* * *
Compensation Related Litigation
On March 16, 2007, Group Inc., its board of directors, executive officers and members of its management committee were named as defendants in a purported shareholder derivative action in the U.S. District Court for the Eastern District of New York challenging the sufficiency of the firm’s February 21, 2007 Proxy Statement and the compensation of certain employees. The complaint generally alleges that the Proxy Statement undervalues stock option awards disclosed therein, that the recipients received excessive awards because the proper methodology was not followed, and that the firm’s senior management received excessive compensation, constituting corporate waste. The complaint seeks, among other things, an injunction against the 2007 Annual Meeting of Shareholders, the voiding of any election of directors in the absence of an injunction and an equitable accounting for the allegedly excessive compensation. On July 20, 2007, defendants moved to dismiss the complaint, and the motion was granted by an order dated December 18, 2008. Plaintiff appealed on January 13, 2009, and the dismissal was affirmed by the U.S. Court of Appeals for the Second Circuit on December 14, 2009.
* * *
Mortgage-Related Matters
GS&Co. and certain of its affiliates, together with other financial services firms, have received requests for information from various governmental agencies and self-regulatory organizations relating to subprime mortgages, and securitizations, collateralized debt obligations and synthetic products related to subprime mortgages. GS&Co. and its affiliates are cooperating with the requests.
* * *
Auction Products Matters
On August 21, 2008, GS&Co. entered into a settlement in principle with the Office of Attorney General of the State of New York and the Illinois Securities Department (on behalf of the North American Securities Administrators Association) regarding auction rate securities. On June 2, 2009, GS&Co. entered into an Assurance of Discontinuance with the Office of Attorney General of the State of New York. Under the agreement, Goldman Sachs agreed, among other things, (i) to offer to repurchase at par the outstanding auction rate securities that its private wealth management clients purchased through the firm prior to February 11, 2008, with the exception of those auction rate securities where auctions are clearing, (ii) to continue to work with issuers and other interested parties, including regulatory and governmental entities, to expeditiously provide liquidity solutions for institutional investors, and (iii) to pay a $22.5 million fine. The settlement, which is subject to definitive documentation and approval by the various states, other than New York, does not resolve any potential regulatory action by the SEC. On June 2, 2009, GS&Co. entered into an Assurance of Discontinuance with the New York Attorney General.
* * *
Private Equity-Sponsored Acquisitions Litigation
Group Inc. and “GS Capital Partners” are among numerous private equity firms and investment banks named as defendants in a federal antitrust action filed in the U.S. District Court for the District of Massachusetts in December 2007. As amended, the complaint generally alleges that the defendants have colluded to limit competition in bidding for private equity-sponsored acquisitions of public companies, thereby resulting in lower prevailing bids and, by extension, less consideration for shareholders of those companies in violation of Section 1 of the U.S. Sherman Antitrust Act and common law. Defendants moved to dismiss on August 27, 2008. By an order dated November 19, 2008, the district court dismissed claims relating to certain transactions that were the subject of releases as part of the settlement of shareholder actions challenging such transactions, and by an order dated December 15, 2008 otherwise denied the motion to dismiss.
Washington Mutual Securities Litigation
GS&Co. is among numerous underwriters named as defendants in a putative securities class action amended complaint filed on August 5, 2008 in the U.S. District Court for the Western District of Washington. As to the underwriters, plaintiffs allege that the offering documents in connection with various securities offerings by Washington Mutual, Inc. failed to describe accurately the company’s exposure to mortgage-related activities in violation of the disclosure requirements of the federal securities laws. The defendants include past and present directors and officers of Washington Mutual, the company’s former outside auditors, and numerous underwriters. By a decision dated May 15, 2009, the district court granted in part and denied in part the underwriter defendants’ motion to dismiss, with leave to replead, and on June 15, 2009, plaintiffs filed an amended complaint. By a decision dated October 27, 2009, the federal district court granted and denied in part the underwriters’ motion to dismiss.
* * *
Britannia Bulk Securities Litigation
GS&Co. is among the underwriters named as defendants in numerous putative securities class actions filed beginning on November 6, 2008 in the U.S. District Court for the Southern District of New York arising from the June 17, 2008 $125 million initial public offering of common stock of Britannia Bulk Holdings, Inc. The complaints name as defendants the company, certain of its directors and officers, and the underwriters for the offering. Plaintiffs allege that the offering materials violated the disclosure requirements of the federal securities laws and seek compensatory damages. By a decision dated October 19, 2009, the district court granted the underwriter defendants’ motion to dismiss, and plaintiffs have elected not to appeal, disposing of the matter.
* * *
IndyMac Pass-Through Certificates Litigation
GS&Co. is among numerous underwriters named as defendants in a putative securities class action filed on May 14, 2009 in the U.S. District Court for the Southern District of New York. As to the underwriters, plaintiffs allege that the offering documents in connection with various securitizations of mortgage-related assets violated the disclosure requirements of the federal securities laws. The defendants include IndyMac-related entities formed in connection with the securitizations, the underwriters of the offerings, certain ratings agencies which evaluated the credit quality of the securities, and certain former officers and directors of IndyMac affiliates. On November 2, 2009, the underwriters moved to dismiss the complaint. The motion was granted in part on February 17, 2010 to the extent of dismissing claims based on offerings in which no plaintiff purchased, and the court reserved judgment as to the other aspects of the motion.
* * *
Credit Derivatives

Group Inc. and certain of its affiliates have received inquiries from various governmental agencies and self-regulatory organizations regarding credit derivative instruments. The firm is cooperating with the requests.
     131. Incredibly, as is painfully apparent from the above paragraph, Defendants saw fit to disclose no less than twenty areas of legal proceedings (or potential legal proceedings) the Company was subject to, which spanned approximately ten pages in the Company’s most recent Annual Report, yet they failed to even mention that the Company had become the subject of an SEC investigation and had received a Wells Notice in July 2009.
     132. Notably, Defendants’ critical omission came at the same approximate time that the Company became subject to intense public scrutiny (and shareholder outrage) relating to its planned 2009 executive compensation. See, e.g., Colin Barr, Goldman Sachs: Your tax dollars, their big bonuses, CNN Money (October 16, 2009); Graham Bowley, Bonuses Put Goldman in Public Relations Bind, New York Times (October 15, 2009); Evan Weinberger and Brendan Pierson, Pension Fund Slaps Goldman Sachs Over Bonuses, Law360, December 14, 2009 (discussing the “[o]utcry from Goldman’s shareholders over the company’s proposed record-setting bonus payments this year”). Under virtually any scenario, but particularly this one, Defendants’ explanation that they did not disclose the existence of the Wells Notice before April 2010 because it was “immaterial” strains credulity.
     133. Accordingly, the above-statements were false and misleading when made because Defendants knew and failed to disclose that: (1) they were not actually looking out for all of their clients’ best interests; and (2) the Company had become the subject of an SEC investigation and had received a Wells Notice in July 2009.
The Truth Begins to Emerge
     134. On December 23, 2009, the New York Times published an article entitled “Banks

Bundled Bad Debt, Bet Against It and Won,” which specifically “outed” the bets against Goldman’s own clients and Defendants’ breaches of fiduciary duties, and particularly in connection with the ABACUS deals. The Times article stated, in pertinent part:
Pension funds and insurance companies lost billions of dollars on securities that they believed were solid investments, according to former Goldman employees with direct knowledge of the deals who asked not to be identified because they have confidentiality agreements with the firm.
Goldman was not the only firm that peddled these complex securities — known as synthetic collateralized debt obligations, or C.D.O.’s — and then made financial bets against them, called selling short in Wall Street parlance. Others that created similar securities and then bet they would fail, according to Wall Street traders, include Deutsche Bank and Morgan Stanley, as well as smaller firms like Tricadia Inc., an investment company whose parent firm was overseen by Lewis A. Sachs, who this year became a special counselor to Treasury Secretary Timothy F. Geithner.
How these disastrously performing securities were devised is now the subject of scrutiny by investigators in Congress, at the Securities and Exchange Commission and at the Financial Industry Regulatory Authority, Wall Street’s self-regulatory organization, according to people briefed on the investigations. Those involved with the inquiries declined to comment.
While the investigations are in the early phases, authorities appear to be looking at whether securities laws or rules of fair dealing were violated by firms that created and sold these mortgage-linked debt instruments and then bet against the clients who purchased them, people briefed on the matter say.
One focus of the inquiry is whether the firms creating the securities purposely helped to select especially risky mortgage-linked assets that would be most likely to crater, setting their clients up to lose billions of dollars if the housing market imploded.
Some securities packaged by Goldman and Tricadia ended up being so vulnerable that they soured within months of being created.
Goldman and other Wall Street firms maintain there is nothing improper about synthetic C.D.O.’s, saying that they typically employ many trading techniques to hedge investments and protect against losses. They add that many prudent investors often do the same. Goldman used these securities initially to offset any potential losses stemming from its positive bets on mortgage securities.
But Goldman and other firms eventually used the C.D.O.’s to place unusually large negative bets that were not mainly for hedging purposes, and investors and industry experts say that put the firms at odds with their own clients’ interests.
“The simultaneous selling of securities to customers and shorting them because they believed they were going to default is the most cynical use of credit information that I have ever seen,” said Sylvain R. Raynes, an expert in structured finance at R & R Consulting in New York. “When you buy protection against an event that you have a hand in causing, you are buying fire insurance on someone else’s house and then committing arson.”
* * *
     Goldman Saw It Coming
Before the financial crisis, many investors — large American and European banks, pension funds, insurance companies and even some hedge funds — failed to recognize that overextended borrowers would default on their mortgages, and they kept increasing their investments in mortgage-related securities. As the mortgage market collapsed, they suffered steep losses.
A handful of investors and Wall Street traders, however, anticipated the crisis. In 2006, Wall Street had introduced a new index, called the ABX, that became a way to invest in the direction of mortgage securities. The index allowed traders to bet on or against pools of mortgages with different risk characteristics, just as stock indexes enable traders to bet on whether the overall stock market, or technology stocks or bank stocks, will go up or down.
Goldman, among others on Wall Street, has said since the collapse that it made big money by using the ABX to bet against the housing market. Worried about a housing bubble, top Goldman executives decided in December 2006 to change the firm’s overall stance on the mortgage market, from positive to negative, though it did not disclose that publicly.
Even before then, however, pockets of the investment bank had also started using C.D.O.’s to place bets against mortgage securities, in some cases to hedge the firm’s mortgage investments, as protection against a fall in housing prices and an increase in defaults.
Mr. Egol was a prime mover behind these securities. Beginning in 2004, with housing prices soaring and the mortgage mania in full swing, Mr. Egol began creating the deals known as Abacus. From 2004 to 2008, Goldman issued 25 Abacus deals, according to Bloomberg, with a total value of $10.9 billion.
Abacus allowed investors to bet for or against the mortgage securities that were linked to the deal. The C.D.O.’s didn’t contain actual mortgages. Instead, they consisted of credit-default swaps, a type of insurance that pays out when a borrower defaults. These swaps made it much easier to place large bets on mortgage failures.
Rather than persuading his customers to make negative bets on Abacus, Mr. Egol kept most of these wagers for his firm, said five former Goldman employees who spoke on the condition of anonymity. On occasion, he allowed some hedge funds to take some of the short trades.
Mr. Egol and Fabrice Tourre, a French trader at Goldman, were aggressive from the start in trying to make the assets in Abacus deals look better than they were, according to notes taken by a Wall Street investor during a phone call with Mr. Tourre and another Goldman employee in May 2005.

On the call, the two traders noted that they were trying to persuade analysts at Moody’s Investors Service, a credit rating agency, to assign a higher rating to one part of an Abacus C.D.O. but were having trouble, according to the investor’s notes, which were provided by a colleague who asked for anonymity because he was not authorized to release them. Goldman declined to discuss the selection of the assets in the C.D.O.’s, but a spokesman said investors could have rejected the C.D.O. if they did not like the assets.
Goldman’s bets against the performances of the Abacus C.D.O.’s were not worth much in 2005 and 2006, but they soared in value in 2007 and 2008 when the mortgage market collapsed. The trades gave Mr. Egol a higher profile at the bank, and he was among a group promoted to managing director on Oct. 24, 2007.
“Egol and Fabrice were way ahead of their time,” said one of the former Goldman workers. “They saw the writing on the wall in this market as early as 2005.” By creating the Abacus C.D.O.’s, they helped protect Goldman against losses that others would suffer.
     135. In response to the New York Times’ December 23, 2009 article, Defendants caused the Company to issue a press release the very next day (December 24, 2009) entitled “Goldman Sachs Responds to The New York Times on Synthetic Collateralized Debt Obligations.” Notably, the Board conducted no internal investigation into the matters raised by the December 23, 2009 New York Times article (nor caused such an internal investigation to take place) before or after issuing this blanket denial of wrongdoing.
     136. Perhaps worse still (particularly in light of the fact that the New York Times had now revealed that multiple governmental and regulatory investigations, including one by the SEC, had begun), in addition to denying any misconduct at Goldman, the Board chose to continue to conceal that the Company had received a Wells Notice months earlier, or that the SEC was investigating misconduct at Goldman. Defendants’ press release stated, in relevant part:
Many of the synthetic CDOs arranged were the result of demand from investing clients seeking long exposure.
Synthetic CDOs were popular with many investors prior to the financial crisis because they gave investors the ability to work with banks to design tailored securities which met their particular criteria, whether it be ratings, leverage or other aspects of the transaction.

The buyers of synthetic mortgage CDOs were large, sophisticated investors. These investors had significant in-house research staff to analyze portfolios and structures and to suggest modifications. They did not rely upon the issuing banks in making their investment decisions.
     137. Several months later, on or about April 7, 2010, in a letter to Goldman shareholders published as part of the Company’s Annual Report on Form 10-K, defendants Blankfein and Cohn again denied any wrongdoing. Specifically, Blankfein and Cohn stated: “Although Goldman Sachs held various positions in residential mortgage-related products in 2007, our short positions were not a ‘bet against our clients.’”
     138. This was a lie. As the New York Times would later report in an article entitled “Goldman Cited ‘Serious’ Profits On Mortgages” published on April 24, 2010, certain of the defendants and other top Goldman insiders, including Blankfein, Cohn, and Viniar, traded e-mail messages in 2007 saying that they would make “some serious money” betting against the housing markets. These emails, as noted by the New York Times, “contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.” Specifically, the New York Times reported:
In late 2007, as the mortgage crisis gained momentum and many banks were suffering losses, Goldman Sachs executives traded e-mail messages saying that they would make “some serious money” betting against the housing markets.
The messages, released Saturday by the Senate Permanent Subcommittee on Investigations, appear to contradict statements by Goldman that left the impression that the firm lost money on mortgage-related investments.
In the messages, Lloyd C. Blankfein, the bank’s chief executive, acknowledged in November 2007 that the firm had lost money initially. But it later recovered by making negative bets, known as short positions, to profit as housing prices plummeted. “Of course we didn’t dodge the mortgage mess,” he wrote. “We lost money, then made more than we lost because of shorts.” He added, “It’s not over, so who knows how it will turn out ultimately.”
In another message, dated July 25, 2007, David A. Viniar, Goldman’s chief financial officer, reacted to figures that said the company had made a $51 million profit from bets that housing securities would drop in value. “Tells you what might be happening to people who don’t have the big short,” he wrote to Gary D. Cohn, now Goldman’s president.

* * *
Goldman on Saturday denied it made a significant profit on mortgage-related products in 2007 and 2008. It said the subcommittee had “cherry-picked” e-mail messages from the nearly 20 million pages of documents it provided. This sets up a showdown between the Senate subcommittee and Goldman, which has aggressively defended itself since the Securities and Exchange Commission filed a security fraud complaint against it nine days ago. On Tuesday, seven current and former Goldman employees, including Mr. Blankfein, are expected to testify at a Congressional hearing.
Carl Levin, Democrat of Michigan and head of the Permanent Subcommittee on Investigations, said that the e-mail messages contrasted with Goldman’s public statements about its trading results. “The 2009 Goldman Sachs annual report stated that the firm ‘did not generate enormous net revenues by betting against residential related products,’” Senator Levin said in a statement Saturday. “These e-mails show that, in fact, Goldman made a lot of money by betting against the mortgage market.”
The messages appear to connect some of the dots at a crucial moment of Goldman history. They show that in 2007, as most other banks hemorrhaged money from plummeting mortgage holdings, Goldman prospered.
At first, Goldman openly discussed its prescience in calling the housing downfall. In the third quarter of 2007, the investment bank reported publicly that it had made big profits on its negative bet on mortgages.
But by the end of 2007, the firm curtailed disclosures about its mortgage trading results. Its chief financial officer told analysts that they should not expect Goldman to reveal whether it was long or short on the housing market. By late 2008, Goldman was emphasizing its losses, rather than its profits, pointing regularly to write-downs of $1.7 billion on mortgage assets in 2008 and not disclosing the amount it made on its negative bets.
Goldman and other firms often take positions on both sides of an investment. Some are long, which are bets that the investment will do well, and some are shorts, which are bets the investment will do poorly.
Goldman has said it added shorts to balance its mortgage book, not to make a directional bet on a market collapse. But the messages released by the subcommittee Saturday appear to show that in 2007, at least, Goldman’s short bets were eclipsing the losses on its long positions.
In May 2007, for instance, Goldman workers e-mailed one another about losses on a bundle of mortgages issued by Long Beach Mortgage Securities. Though the firm lost money on those, a worker wrote, there was “good news”: “we own 10 mm in protection.” That meant Goldman had enough of a bet against the bond that, over all, it profited by $5 million.
On Oct. 11, 2007, one Goldman manager in the trading unit wrote to another, “Sounds like we will make some serious money,” and received the response, “Yes we are well positioned.”

Documents released by the Senate subcommittee appear to indicate that in July 2007, Goldman’s accounting showed losses of $322 million on positive mortgage positions, but its negative bet — what Mr. Viniar called “the big short” — brought in $373 million.
As recently as a week ago, a Goldman spokesman emphasized that the firm had tried only to hedge its mortgage holdings in 2007.
The firm said in its annual report this month that it did not know back then where housing was headed, a sentiment expressed by Mr. Blankfein the last time he appeared before Congress.
“We did not know at any minute what would happen next, even though there was a lot of writing,” he told the Financial Crisis Inquiry Commission in January.
It is not known how much money in total Goldman made on its negative housing bets. Neither Goldman nor the panel issued information about Goldman’s mortgage earnings in 2009
In its response Saturday, Goldman Sachs released an assortment of internal e-mail messages. They showed workers disagreeing at some junctures over the direction of the mortgage market. In 2008, Goldman was stung by some losses on higher-quality mortgage bonds it held, when the crisis expanded from losses on risky bonds with subprime loans to losses in mortgages that were given to people with better credit histories.
Still, in late 2006, there are messages that show Goldman executives discussing ways to get rid of the firm’s positive mortgage positions by selling them to clients. In one message, Goldman’s chief financial officer, Mr. Viniar, wrote, “Let’s be aggressive distributing things.”
Goldman also released detailed financial statements for its mortgage trading unit. Those statements showed that a group of traders in what was known as the structured products group made a profit of $3.69 billion as of Oct. 26, 2007, which more than covered losses in other parts of Goldman’s mortgage unit. Several traders from that group will testify on Tuesday.
The messages released by Goldman included many written by Fabrice Tourre, the executive who is the only Goldman employee named in the S.E.C. complaint. They reveal his skepticism about the direction of the subprime mortgage market in 2007. In a March 7 message to his girlfriend, he wrote, “According to Sparks, that business is totally dead, and the poor little subprime borrowers will not last so long.” He was referring to Dan Sparks, then the head of Goldman’s mortgage trading unit.
* * *
     139. A little over a week after defendants specifically denied that Goldman personnel had placed bets against the Company’s clients, on April 16, 2010, the SEC Action was filed against Goldman and defendant Tourre. The SEC Action charged Goldman and Tourre with defrauding investors by misstating and omitting key facts about the products described herein.
     140. Later that day, in a hastily-assembled press release, Defendants (including the Board) once again, as usual, flatly denied the SEC’s allegations or any allegations of wrongdoing at Goldman. Specifically, Defendants defiantly claimed that “[t]he SEC’s charges are completely unfounded in law and fact and we will vigorously contest them and defend the firm and its reputation.” Further, Defendants arrogantly added that “[they] are disappointed that the SEC would bring this action.” Defendants stated, in part:
We want to emphasize the following four critical points which were missing from the SEC’s complaint.
•	Goldman Sachs Lost Money On The Transaction. Goldman Sachs, itself, lost more than $90 million. Our fee was $15 million. We were subject to losses and we did not structure a portfolio that was designed to lose money.

•	Extensive Disclosure Was Provided. IKB, a large German Bank and sophisticated CDO market participant and ACA Capital Management, the two investors, were provided extensive information about the underlying mortgage securities. The risk associated with the securities was known to these investors, who were among the most sophisticated mortgage investors in the world. These investors also understood that a synthetic CDO transaction necessarily included both a long and short side.

•	ACA, the Largest Investor, Selected The Portfolio. The portfolio of mortgage backed securities in this investment was selected by an independent and experienced portfolio selection agent after a series of discussions, including with Paulson & Co., which were entirely typical of these types of transactions. ACA had the largest exposure to the transaction, investing $951 million. It had an obligation and every incentive to select appropriate securities.

•	Goldman Sachs Never Represented to ACA That Paulson Was Going To Be A Long Investor. The SEC’s complaint accuses the firm of fraud because it didn’t disclose to one party of the transaction who was on the other side of that transaction. As normal business practice, market makers do not disclose the identities of a buyer to a seller and vice versa. Goldman Sachs never represented to ACA that Paulson was going to be a long investor.
     141. Immediately following the filing of the SEC Action, the price of the Company’s stock fell 13% from $184.27 per share to close at $160.70 per share on April 16, 2010. This represented a one-day market capitalization loss of over $10 billion.
     142. The news for Goldman and its stockholders has only continued to worsen in the wake of the filing of the SEC Action as the financial press got a hold of the story and investigated further. Despite Defendants’ blanket denials, the financial press has not been kind.
     143. For instance, in a April 17, 2010 article entitled “For Goldman, a Bet’s Stakes Keep Growing” the New York Times reported that, according to former Goldman employees, “[a]s the housing market began to fracture in 2007, senior Goldman executives began overseeing the mortgage department closely...[and] routinely visited the unit. Among them were David A. Viniar, the chief financial officer; Gary D. Cohn, then the co-president; and Pablo Salame, a sales and trading executive, these former employees said. Even Goldman’s chief executive, Lloyd C. Blankfein, got involved.” The New York Times also noted in this article that “[r]ecent public statements made by Mr. Blankfein seem to conflict with the S.E.C. account.” Specifically, the New York Times reported:
For Goldman Sachs, it was a relatively small transaction. But for the bank — and the rest of Wall Street — the stakes couldn’t be higher.
Accusations that Goldman defrauded customers who bought investments tied to risky subprime mortgages have only just begun to reverberate through the financial world.
The civil lawsuit that the Securities and Exchange Commission filed against Goldman on Friday seemed to confirm many Americans’ worst suspicions about Wall Street: that the game is rigged, the odds stacked in the banks’favor. It is the first big case — but probably not the last, legal experts said — to delve into a Wall Street firm’s role in the mortgage fiasco.
* * *
The S.E.C. ’s action could also hit Wall Street where it really hurts: the wallet. It could prompt dozens of investor claims against Goldman and other Wall Street titans that devised and sold toxic mortgage investments.
On Saturday, several European banks that lost money in the deal said they were reviewing the matter. They could try to recoup the money from Goldman.
And it raises new questions about Goldman, the bank at the center of more concentric circles of economic and political power than any other on Wall Street. Goldman — whose controversial success has leapt from the financial pages to the cover of Rolling Stone — has fiercely defended its actions before, during and after the financial crisis. On Friday, it called the S.E.C.’s accusations “unfounded.”

* * *
The public outcry against the bank bailouts was driven in part by suspicions that a heads-we-win, tails-you-lose ethos pervades the financial industry. To many, that Goldman and others are once again minting money — and paying big bonuses to their employees — is evidence that Wall Street got a sweet deal at taxpayers’ expense. The accusations against Goldman may only further those suspicions.
“The S.E.C. suit against Goldman, if proven true, will confirm to people their suspicions about the total selfishness of these financial institutions,” said Steve Fraser, a Wall Street historian and author of “Wall Street: America’s Dream Palace.” “There’s nothing more damaging than that. This is way beyond recklessness. This is way beyond incompetence. This is cynical, selfish exploiting.”
On Friday, Goldman’s stock took a beating, falling 13 percent and wiping out more than $10 billion of the company’s market value. It was a possible sign that investors fear that the S.E.C. complaint will damage Goldman’s reputation and its ability to keep its hands on so many sides of a trade — a practice that is immensely profitable for the firm.
* * *
As the housing market began to fracture in 2007, senior Goldman executives began overseeing the mortgage department closely, said four former Goldman Sachs employees, who spoke on the condition they not be identified because of the sensitivity of the matter.
Senior executives routinely visited the unit. Among them were David A. Viniar, the chief financial officer; Gary D. Cohn, then the co-president; and Pablo Salame, a sales and trading executive, these former employees said. Even Goldman’s chief executive, Lloyd C. Blankfein, got involved.
Top executives met routinely with Dan Sparks, the head of the mortgage trading unit, who retired in spring 2008. Managers instructed several traders to sell housing-related investments. Indeed, they urged Mr. Tourre and a colleague, Jonathan Egol, to place more bets against mortgage investments, the former employees said.
A Goldman spokesman said Saturday that the top executives were not involved in the approval process for Abacus, the deal cited by the S.E.C., and that their involvement with the mortgage department in 2007 was related to their desire to counterbalance the positive bets on housing the banks had already made.
Mr. Blankfein has already been questioned by a Congressional commission about the toxic vehicles Goldman devised and sold, even as the bank realized the housing market was in trouble.
Recent public statements made by Mr. Blankfein seem to conflict with the S.E.C. account.
In testimony in January before the Financial Crisis Inquiry Commission, the panel appointed by Congress to examine the causes of the crisis, for example, he described Goldman’s approach to dealing with its clients: “Of course, we have an obligation to fully disclose what an instrument is and to be honest in our dealings, but we are not managing somebody else’s money.”
But the S.E.C. complaint says Goldman misled investors who bought one of the bank’s Abacus deals. The bank failed to tell them the mortgage bonds underpinning the investment had been selected by a hedge fund manager who wanted to bet against the investment, the S.E.C. says. Those bonds were especially vulnerable, the commission says.
     144. The New York Times further confirmed the involvement of top Goldman insiders, including Blankfein, in an April 18, 2010 article entitled “Senior Executives at Goldman Had a Role in Mortgage Unit.” The article specifically states that “executives up to and including Lloyd C. Blankfein, the chairman and chief executive, took an active role in overseeing the mortgage unit as the tremors in the housing market began to reverberate through the nation’s economy.” This article additionally stated as follows:
Mortgage specialists like those at Goldman were, in a sense, the mad scientists of the subprime era. They devised investments by bundling together bonds backed by home loans, a process that enabled mortgage lenders to make even more loans.
While this sort of financing helped make loans available, the most exotic creations also spread the growing risks inside the American housing market throughout the financial world. When the boom went bust, the results were disastrous.
By early 2007, Goldman’s mortgage unit had become a hive of intense activity. By then, the business had captured the attention of senior management. In addition to Mr. Blankfein, Gary D. Cohn, Goldman’s president, and David A. Viniar, the chief financial officer, visited the mortgage unit frequently, often for hours at a time.
Such high-level involvement was unusual elsewhere on Wall Street, where many executives spent little time learning the workings of their mortgage businesses or how those businesses might endanger their companies.
The decision to get rid of positive bets on mortgages turned out to be prescient. Unlike most other Wall Street banks, Goldman profited from its mortgage business as the housing bubble was inflating and then again when the bubble burst.
     145. In a further attempt to flatly deny any wrongdoing, on April 19, 2010, Defendants caused the Company to yet again issue a “response” to the SEC Action. In their April 19, 2010 press release, Defendants again issued strong denials of any wrongdoing and revealed that the

SEC investigation had been ongoing for the past year and a half:
On Friday, April 16, the US Securities and Exchange Commission brought a civil action against Goldman Sachs in relation to a single transaction in 2007 involving two professional institutional investors, IKB and ACA Capital Management (ACA). We believe the SEC’s allegations to be completely unfounded both in law and fact, and will vigorously contest this action.
The core of the SEC’s case is based on the view that one of our employees misled these two professional investors by failing to disclose the role of another market participant in the transaction, namely Paulson & Co., and that the employee thereby orchestrated the creation of materially defective offering materials for which the firm bears responsibility.
Goldman Sachs would never condone one of its employees misleading anyone, certainly not investors, counterparties or clients. We take our responsibilities as a financial intermediary very seriously and believe that integrity is at the heart of everything that we do.
Were there ever to emerge credible evidence that such behavior indeed occurred here, we would be the first to condemn it and to take all appropriate actions.
This particular transaction has been the subject of SEC examination and review for over eighteen months. Based on all that we have learned, we believe that the firm’s actions were entirely appropriate, and will take all steps necessary to defend the firm and its reputation by making the true facts known.
The SEC does not contend that the two professional institutional investors involved did not know what they were buying, or that the securities included in this privately placed transaction were in any way improper. These institutions were very experienced in the CDO market.
In this private transaction, Goldman Sachs essentially acted as an intermediary, helping to facilitate the investing objectives of two clients. Extensive disclosures as to each of the securities in the reference portfolio, similar to those required by the SEC in public transactions, were contained in the offering documents which provided all the information needed to understand and evaluate the portfolio.
In the process of selecting the reference portfolio, ACA Capital Management, who was both the portfolio selection agent and the overwhelmingly largest investor in the transaction ($951 million, with the other professional investor’s exposure being $150 million), evaluated every security in the reference portfolio using its own proprietary models and methods of analysis. ACA rejected numerous securities suggested by Paulson & Co., including more than half of its initial suggestions, and was paid a fee for its role as portfolio selection agent in analyzing and approving the underlying reference portfolio.
In summary, the SEC’s complaint is an issue of disclosure on a single transaction involving professional investors in a market in which they had extensive experience. Critical points missing from the SEC’s complaint include:

Goldman Sachs Lost Money on the Transaction. The firm lost more than $90 million arising from this transaction. Our fee was $15 million. We certainly did not wish to structure an investment that was designed to lose money.
Objective Disclosure Was Provided. The transaction at issue involved a static portfolio of securities, and was marketed solely to sophisticated financial institutions. IKB, a large German Bank and leading CDO market participant and ACA Capital Management, the two investors, were provided extensive information about those securities and knew the associated risks. Among the most sophisticated mortgage investors in the world, they understood that a synthetic CDO transaction requires a short interest for every corresponding long position.
Goldman Sachs Never Represented to ACA That Paulson Was Going To Be A Long Investor. The SEC’s complaint in part accuses the firm of potential fraud because it didn’t disclose to one party of the transaction the identity of the party on the other side. As normal business practice, market makers do not disclose the identities of a buyer to a seller and vice versa. Goldman Sachs never represented to ACA that Paulson was to be a long investor.
ACA, the Largest Investor, Selected and Approved the Portfolio. The portfolio of mortgage backed securities was selected by an independent and experienced portfolio selection agent after a series of discussions, including with IKB and Paulson & Co. ACA had an obligation and, as by far the largest investor, every incentive to select appropriate securities.
In 2006, Paulson & Co. indicated its interest in positioning itself for a decline in housing prices. The firm structured a synthetic CDO through which Paulson could benefit from a decline in the value of the underlying reference securities. Those on the other side of the transaction, IKB and ACA Capital Management, the portfolio selection agent, could benefit from an increase in the value of the securities. ACA had a long established track record as a CDO manager. As of May 31, 2007, ACA was managing 26 outstanding CDOs with underlying portfolios consisting of $17.5 billion of assets.
IKB, ACA and Paulson all provided their input regarding the composition of the underlying securities. ACA ultimately and independently approved the selection of 90 Residential Mortgage Backed Securities (RMBS), which it stood behind as the portfolio selection agent and the largest investor in the transaction. The offering documents for the transaction included every underlying reference mortgage security.
The offering documents for each of these RMBS in turn disclosed detailed information concerning the mortgages held by the trust that issued the RMBS. Any investor losses resulted from the massive decline of the broader subprime mortgage market, not because of which particular securities ended up in the reference portfolio or how they were selected.
The transaction was not created as a way for Goldman Sachs to short the subprime market. To the contrary, Goldman Sachs retained a substantial long position in the transaction and lost money as a result.
Questions and Answers
Who were the investors in this transaction?

The investors in the transaction were ACA Capital Management, a well-recognized collateral manager and investor in CDOs, and IKB, then believed to be one of the most highly-sophisticated CDO investors in the world.
What is a synthetic CDO?
A synthetic CDO has characteristics much like that of a futures contract, requiring two counterparties to take different views on the forward direction of a market or particular financial product, one short and one long. A CDO is a debt security collateralized by debt obligations, including mortgage-backed securities in many instances. These securities are packaged and held by a special purpose vehicle (SPV), which issues notes that entitle their holders to payments derived from the underlying assets. In a synthetic CDO, the SPV does not own the portfolio of actual fixed income assets that govern the investors’ rights to payment, but rather enters into CDSs that reference the performance of a portfolio. The SPV does hold some separate collateral securities which it uses to meet its payment obligations.
What are the implications of this SEC action for the overall CDO market?
The SEC complaint is related to a single transaction in 2007 and involves a highly particularized set of alleged facts. It would not appear to have broad ramifications for the CDO market generally.
Who selected the securities that ended up in this particular portfolio?
ACA had the sole right and responsibility to select the portfolio and it in fact did so. As part of the process, ACA received input from other transaction participants. ACA had served as portfolio selection agent or collateral manager for numerous other transactions, and no doubt was accustomed to an interactive selection process. ACA used its own expertise and models in scrutinizing and approving the referenced securities. ACA subjected the securities proposed for inclusion in the portfolio to its own proprietary models and analysis.
What is the firm’s role in facilitating such transactions?
Goldman Sachs acts as a market intermediary through which its clients can take long or short positions on the reference securities. Goldman Sachs will often assume the opposite side of a client’s position to complete a transaction. As fully disclosed to investors in the offering materials in this transaction, the firm can then hold or sell that position to increase, reduce or eliminate its own exposures.
Did investors have adequate disclosure?
Extensive, objective disclosures were contained in the offering documents. Investors had all the information they needed to understand and evaluate the reference securities.
What was the role of ABN Amro/RBS in this transaction?
ABN intermediated a $909 million credit default swap referencing the portfolio between Goldman Sachs and ACA. ABN assumed the credit risk that ACA might not be able to pay if its obligations under the credit default swap came due. When the portfolio suffered writedowns, ACA ultimately was not able to pay the amount due on the credit default swap, and ABN made payment.
     146. Notwithstanding Defendants’ claims that no wrongdoing ever occurred, the Board has specifically come under fire (and rightfully so) for its failure to investigate and properly inform itself in the face of such serious allegations. For instance, in an April 19, 2010 article published by Bloomberg entitled “Goldman Sachs Stock, Board Under Pressure Amid Probe,” James Post, a professor of corporate governance and ethics at Boston University, took the Board to task for its apparent inaction and failure to investigate, and noted that defendants’ strong and swift public denials of any wrongdoing have compromised the Board’s ability to investigate or take any meaningful action. Moreover, this article also indicated that the total costs to Goldman in connection with the SEC Action could amount to $2 billion. The Bloomberg article, in pertinent part, states:
April 19 (Bloomberg) — Goldman Sachs Group Inc.’s stock price may fall and the board could come under pressure to change managers after European politicians followed a U.S. fraud suit with plans to scrutinize the firm, investors said.
Prime Minister Gordon Brown called yesterday for the U.K. Financial Services Authority to start a probe, saying he was “shocked” at the “moral bankruptcy” indicated in the Securities and Exchange Commission suit against Goldman Sachs. Germany’s financial regulator, Bafin, asked the SEC for details on the suit, a spokesman for Chancellor Angela Merkel said.
The escalating rhetoric adds urgency to efforts by Chairman and Chief Executive Officer Lloyd Blankfein and the rest of his board to stem negative publicity. Although Goldman Sachs vowed to fight the SEC case, calling it “unfounded in law and fact,” the stock plunged 13 percent on April 16. The shares rose 1.6 percent to $163.32 at 4:50 p.m. in New York Stock Exchange composite trading.
“The lynch-mob mentality that is prevailing right now against Goldman is such that you don’t know where this thing could go, so I think the stock is going to be under continuing pressure,” said Michael Holland, who oversees more than $4 billion as chairman of New York-based Holland & Co. “The board actually has to pay attention not only to the legal niceties of this thing but also to the franchise viability as well.”
Michael Fair, president and founder of Washington-based Farr, Miller & Washington LLC, said he sold his Goldman Sachs stock on April 16 because the SEC suit brought the controversy over Wall Street’s dealings in collateralized debt obligations and credit-default swaps to a new level.
‘Investors Understand Fraud’
“Investors understand that something complicated and errant happened with CDOs and CDSs but they’re not sure entirely what, because these collateralized debt obligations and credit- default swaps are complicated and somewhat arcane,” said Farr, whose firm manages more than $700 million in assets. “But investors understand fraud. They get fraud really clearly.”

Samuel Robinson, a spokesman for Goldman Sachs, declined to comment.
The SEC said that in early 2007, as the U.S. housing market teetered, Goldman Sachs created and sold a CDO linked to subprime mortgages without disclosing that hedge fund Paulson & Co. helped pick the underlying securities and bet against the vehicle, known as Abacus 2007-AC1.
Goldman Sachs, whose $13.4 billion profit last year was the highest ever for a Wall Street securities firm, is facing an unprecedented level of public opprobrium because of the perception that it profited from practices that led to the biggest financial crisis since the Great Depression.
‘The Bogey Man’
“Goldman Sachs will now become the bogey man for all financial ills, and I think it’s a story that’s not going away, it is only likely to increase,” said Matt McCormick, an analyst at Bahl & Gaynor Inc. in Cincinnati, which manages about $2.8 billion. “If you buy it at these levels you are hoping that this is the worst of the bad news, and I don’t believe that’s the case.”
Steve Stelmach, an analyst at FBR Capital Markets in Arlington, Virginia, today removed Goldman from his “Top Picks” list, citing the SEC suit. He still reiterated his outperform rating because of the bank’s “strong fundamentals.”
“The market appears to be overly discounting the potential earnings impact from the SEC charges,” he wrote in a note to clients today. The stock’s drop implies the suit may cost the bank $2 billion before tax, twice the $1 billion the SEC says investors lost in the transaction, he wrote.
‘Answer Questions’
Of the 29 analysts that track Goldman Sachs, 22 rate the stock a buy, seven mark it a hold and none recommend investors sell, data compiled by Bloomberg show.
Politicians that were forced to bail out their nations’ banks are turning on Goldman Sachs. The firm, which paid its employees $16.2 billion last year, has become a target for politicians like the U.K.’s Brown who are running in elections or who, in the U.S., are battling over new financial regulation.
“It is individuals in Goldman Sachs that are going to have to answer questions,” Brown said at an event in London today. “We are determined to root out any malpractice.”
The European Union is probing Goldman Sachs’s role in arranging swaps for Greece that may have masked the country’s budget deficit. Congress has also examined the company’s relationship with American International Group Inc., which got a $182.3 billion U.S. rescue.
Federal Case Assigned
The SEC case against Goldman Sachs was assigned to U.S. District Judge Barbara Jones in New York who presided over the case of former WorldCom Inc.

CEO Bernard Ebbers. Ebbers, who was convicted in 2005 of overseeing one of the biggest frauds in U.S. history, is serving a 25-year prison term.
Goldman Sachs’s first-quarter profit, due to be published tomorrow, probably won’t help even though analysts expect earnings to rise 41 percent from a year earlier, McCormick said.
“They’re going to probably come out with great earnings, at least that’s the expectation, but that is going to be quickly discounted and drowned out,” he said.
Goldman Sachs’s board of directors should conduct its own investigation to ensure that it understands what senior management knew about the issues raised by the SEC’s complaint, said James Post, a professor of corporate governance and ethics at the Boston University School of Management.
‘How Long?’
“The board has got to be insisting on a much deeper level of internal investigation that reports only to them, not to Blankfein,” Post said. “They’ve got to be asking the question ‘how long can we continue going with Blankfein before we’ve got to clean house and put a new group of people in there?’”
William W. George, a Harvard Business School professor who has served on Goldman Sachs’s board since 2002, referred a request for an interview to the company’s press office. His Twitter account, which lauded JPMorgan Chase & Co. CEO Jamie Dimon for his firm’s better-than-expected earnings on April 14, remained silent on the controversy surrounding Goldman Sachs.
Boston University’s Post said he wouldn’t expect the board to take any immediate action to change the firm’s management because it would seem to contradict the defiant position the company took on April 16.
“I’m pretty sure that the board at Goldman is having a bad weekend,” Post said yesterday. “They may be praying for some news out of the Vatican or a new volcano to get them off the front pages.”
Management Changes?
Bahl & Gaynor’s McCormick said changing senior management could add fuel to critics’ complaints instead of mollifying them. A better course, he said, would be to bring in a well- respected Wall Street veteran, even someone like billionaire Warren Buffett, to serve as a chairman or adviser to Blankfein. Buffett’s Berkshire Hathaway Inc. is already one of the largest investors in Goldman Sachs.
“I could see them bringing in an outside person, somebody who is viewed by the Street as a wise sage that could come in and give an outsider’s perspective” to advise Blankfein, McCormick said. “Nobody’s going to believe Goldman is going to take care of this on their own.”
     147. Defendants’ blanket denials and cover-up of the Wells Notice have effectively compromised the Board’s ability to investigate these events, and remedy them. The Board has consistently either issued or sanctioned other Defendants’ denials of wrongdoing. Accordingly, at this point, the Board cannot effectively investigate or prosecute any claims related to this chain of events because, by doing so, it runs the substantial risk of reaching conclusions that would contradict prior statements issued, which could further expose Goldman.
     148. The timing of events here is critical — Goldman and its stockholders needed a Board that would quickly and effectively respond to Company concerns. Instead, the Board became parties to the cover-up by allowing other Defendants to issue blanket denials on the Company’s behalf before it had conducted any meaningful inquiry to ascertain the veracity of those statements. Clearly, the Board should have taken decisive action when it first became aware of the SEC’s inquiry (certainly, the Board had the opportunity to), but because it failed to do so, its ability to effectively act now has been eviscerated
     149. Also on April 19, 2010, Reuters published an article entitled “Goldman May Face Backlash For Staying Mum On Probe,” which strongly criticized the facts that not only did Defendants learn of the likelihood of charges in July 2009 with the receipt of a Wells Notice, but that Defendants’ blanket denials and silence may further hurt the Company. The article, in relevant part, stated:
NEW YORK, April 19 (Reuters) — Freshly branded a “vampire squid,” Goldman Sachs Group Inc (GS.N) last summer contended with a backlash over its ballooning bonus pool and a controversy over the “special sauce” that made its high-frequency trading operation go.
At the same time, another concern quietly lurked in the background.
In August, the U.S. Securities and Exchange Commission notified Goldman through an official “Wells Notice” that it was facing civil liability in the Abacus collateralized debt obligation case. Goldman did not disclose its SEC quandary to investors until charges were filed against the company on Friday.
SEC rules mandate that companies must report material events to shareholders within 10 days.

Wells Notices often are disclosed because companies want to avoid to shareholder lawsuits. When the news of the charges against Goldman broke on Friday, shares tumbled more than 12 percent.
“We disclose legal and regulatory matters as required,” Goldman spokesman Samuel Robinson said. “There is no obligation to disclose receipt of a Wells Notice, which can have many potential outcomes — or none.”
But some investors, not surprisingly, are angry and looking to sue Goldman, said Jacob Zamansky, a plaintiffs lawyer, who said he’s been contacted by a number of clients about potential suits against the dominant Wall Street bank.
Zamansky called the failure to disclose the Wells Notice “highly significant.”
“It should have been disclosed and most firms on the Street do, in fact, disclose these,” Zamansky said. “Look at the effect this has had. A case by the SEC is clearly material to their business. I’m sure this isn’t the only deal where they have problems.”
“MATERIAL”
On Friday, the SEC charged Goldman with hiding from institutional investors the involvement of a prominent hedge fund manager in helping it structure a subprime mortgage debt product that he was betting against.
Goldman vowed to vigorously defend itself against the charges and denied that it had structured a portfolio that was designed to lose money, claiming that Goldman itself had invested in the equity portion of the deal.
Ironically, months before the SEC filed its charges, lawyers for Goldman had tried to persuade regulators that there was no need to disclose the hedge fund’s involvement because it wasn’t “material.” That, of course, is much the same argument Goldman is making now about its own decision not to disclose the Wells Notice.
The SEC, as a general rule, does not tell companies when to disclose the receipt of a Wells Notice. The decision is left to the company to decide whether it is something investors would want to know about.
Some companies disclose Wells Notices in regulatory filings shortly after being notified by the SEC. For instance, Dell Inc (DELL.O), Bank of America Corp (BAC.N) and American International Group Inc (AIG.N) have all disclosed Wells Notices that they or their employees have received.
Jill Fisch, a professor at the University of Pennsylvania Law School, said there’s no bright line on when companies report Wells Notices.
“There isn’t a standard approach to this,” Fisch said. “The real question is how big an impact is this case likely to have on Goldman. You can’t necessarily judge that by the market reaction because the market reaction may be an overreaction or a perception that this is the tip of the iceberg.”

In determining whether or not to disclose a Wells Notice, some companies will only do so if the regulatory action implicates a division that’s responsible for either 10 percent of its assets or revenues.
In the case of Goldman, the Abacus CDO deal, at most, put the company on the hook for paying about $1 billion in damages. In 2009, Goldman’s net income was about $12 billion.
A BUSY SUMMER
When Goldman received the Wells Notice, it was already fending off other PR hits.
There was a backlash against its pay practices and the fact that it had already set aside billions of dollars to pay its employees, soon after taxpayers had committed hundreds of billions to rescue the industry.
Goldman also faced questions about its transactions with American International Group, the giant insurer at the heart of the meltdown — and how Goldman benefited from AIG’s rescue.
Further, Goldman’s high-frequency trading models came under scrutiny as one of its former employees was charged with stealing its secret computer codes. The saga led to a new line of questions about whether Goldman had special advantages in its trading operations.
And, of course, Rolling Stone writer Matt Taibbi famously described the investment bank as “a great vampire squid wrapped around the face of humanity” — a nickname that has stuck as a punch line.
Some Goldman investors and clients, already incensed at the SEC’s allegations, say the company is likely to be full of excuses when it eventually fields questions from investors.
“Of course, they have an obligation to report material facts,” said Michael Vogelzang, president of investment firm Boston Advisors, which owns shares of Goldman Sachs, “But in a very real way, it is Goldman doing what they do.” He added, joking: “I’m sure they will have a wonderful answer when investors ask them about it.”
     150. Defendants’ failure to disclose the receipt of a Wells Notice was further criticized by Charles Elson in an April 19, 2010 New York Post article entitled “Goldman Bosses Hid Feds’ Probe.” Specifically, Mr. Elson stated that: "[i]n an age of heightened transparency...receipt of that [Wells] notice should have been disclosed.”4

[4]	As stated above, this is particularly the case given the ongoing public controversy regarding the Company’s executive compensation.

     151. In addition to the Company’s problems within the U.S., on April 20, 2010, it was revealed that Britain’s Financial Services Authority has launched its own probe in the matter.
     152. Most recently, on April 24, 2010, as discussed above, the New York Times detailed the emails between Blankfein, Cohn, Viniar, and other top Goldman contradicting Defendants’ public representations. That same day, as discussed below, the Journal published an article revealing the massive illicit insider sales executed by the Insider Selling Defendants while they, but not the public, were aware of the Wells Notice.
     153. As a result of defendants’ breaches of fiduciary duty and other misconduct, the price of the Company’s stock still has not recovered and currently trades at around $152 per share.
     154. Accordingly, the Company has been damaged.
Massive Illicit Insider Selling After Goldman Received the Wells Notice, But Before It Was
Disclosed By Defendants
     155. As the Journal would reveal on April 24, 2010, while in possession of non-public, material, adverse information regarding the Company (specifically, the existence of the Wells Notice which had been served on Goldman in July 2009), beginning on October 16, 2009 and ending on February 26, 2010, the Insider Selling Defendants — including the Company’s co-General Counsel, defendant Stecher, and a director of the Company, defendant Bryan, collectively sold over 382,000 artificially inflated shares of Goldman stock into the market and collectively reaped over $65.4 million worth of proceeds, as shown in the following chart:

	Transaction
Insider	Dates	Shares	Price	Proceeds
Smith	10/16/09	16,129	$186.57	$3,009,187
Sherwood	11/13/09-11/24/09	182,860	$171.54-$178.05	$31,936,166

	Transaction
Insider	Dates	Shares	Price	Proceeds
Evans	11/23/09-11/27/09	140,000	$164.80-$173.47	$23,768,000
Stecher	2/8/10-2/26/10	37,558	$152.65-156.69	$5,760,388
Bryan	2/18/10	6,000	$155.37	$932,220
TOTAL		382,547		$65,405,961
     156. As the Journal reported on April 24, 2010 in an article entitled “Insiders Sold Shares As SEC Probed Firm,” the Insider Selling Defendants’ illicit insider sales represented “the most active spate of insider selling [by Goldman insiders] in three years”:
Five senior executives of Goldman Sachs Group Inc., including the firm’s co-general counsel, sold $65.4 million worth of stock after the firm received notice of possible fraud charges, which later drove its stock down 13%.
Sales by three of the five Goldman insiders occurred at prices higher than the stock’s current level. The stock sales by co-general counsel Esta Stecher, vice chairmen Michael Evans and Michael Sherwood, principal accounting officer Sarah Smith and board member John Bryan occurred between October 2009 and February 2010. It was the most active spate of insider selling in three years, according to InsiderScore.com in Princeton, N.J., which tracks and analyzes purchases and sales of stocks by top executives and directors.
Goldman received notice of the possible charges last July, but didn’t publicly disclose that fact, later explaining that it didn’t consider such a notice material information investors would have needed to value the stock. A week ago, on April 16, the Securities and Exchange Commission filed civil-fraud charges against Goldman for failing to disclose that a short seller, Paulson & Co., participated in selection of assets in a pool tied to subprime mortgages.
The charges drove Goldman stock down from a closing price of $184.27 on April 15 to $160.70 on April 16. The stock hasn’t recovered any of the first-day loss. It closed out the week at $157.40 in 4 p.m. trading on the New York Stock Exchange.
* * *
Messrs. Bryan and Sherwood and Ms. Stecher sold some or all of their shares after exercising options to buy at lower prices that would have expired between November 2010 and November 2012.
Ms. Smith sold 16,129 shares on Oct. 16 for $3 million at $186.57 a share, according to InsiderScore.com.

Mr. Sherwood sold shares between Nov. 13 and 24 for $31.9 million, or $174.65 a share, InsiderScore.com said. Mr. Evans sold shares between Nov. 23 and 27 for $23.7 million, or $169.56 a share. Ms. Stecher sold shares on Feb. 8 and 26 for $5.8 million, or $153.38 a share. And Mr. Bryant sold shares on Feb. 18 for $932,223, or $155.37 a share.
Mr. Sherwood, co-chief executive of Goldman Sachs International in London and Mr. Evans, chairman of Goldman Sachs Asia in Hong Kong, are on the Goldman management committee with Ms. Stecher.
Ben Silverman, director of research at InsiderScore.com, said the insider selling since October “was the most aggressive” at Goldman in three years, since late 2006 through early 2007.
     157. Predictably, the Board has taken no action whatsoever to investigate and/or remedy the improper insider sales described above, and reported on in the Journal.
DERIVATIVE AND DEMAND ALLEGATIONS
     158. Plaintiff brings this action derivatively in the right and for the benefit of Goldman to redress the breaches of fiduciary duty and other violations of law by Defendants.
     159. Plaintiff will adequately and fairly represent the interests of Goldman and its shareholders in enforcing and prosecuting its rights.
     160. The Board currently consists of the following twelve (12) individuals: defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons. Plaintiff has not made any demand on the present Board to institute this action because such a demand would be a futile, wasteful and useless act, for the following reasons:
a.	Defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro, and Simmons have clearly demonstrated their unwillingness and/or inability to act in compliance with their fiduciary obligations and/or to sue themselves and/or their fellow directors and allies in the top ranks of the Company for the violations of law complained of herein. Most notably, this is evidenced by the Board’s refusal to properly inform itself by investigating the misconduct that has exposed Goldman to liability, in violation of their fiduciary duties to the Company and its shareholders. Indeed, the Board has not investigated or caused to be investigated any of the allegations raised in the July 2009 Wells Notice or the recent SEC Action. Each member of the Board is a fiduciary under Delaware law, and as such they owe the corporation and its stockholders a duty of care to inform themselves properly. Indeed, defendants Blankfein, Cohn, Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal, Schiro are each duty-bound to inform themselves of all material information reasonably available to them. The Board has failed to do so, as the financial media has specifically highlighted, and under such circumstances Delaware law does not require a stockholder to make a pre-suit demand on a board of directors. Thus, demand is excused.
b.	The Board has demonstrated its hostility to this Action by failing to disclose the existence of the July 2009 Wells Notice and by participating in or permitting the issuance of Defendants’ blanket denials of wrongdoing set forth above. Moreover, as described above, Defendants’ defiant denials of wrongdoing have compromised the Board’s ability to investigate or take any action, and similarly have compromised the Board’s ability to independently and disinterestedly consider a demand. Thus, demand is excused.

c.	During the Relevant Period, a majority of the Board members, defendants Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal and Schiro served as members of the Audit Committee. Pursuant to the Company’s Audit Committee Charter, members of the Audit Committee are responsible for, inter alia, overseeing the integrity of the financial statements of the Company, overseeing its compliance with legal and regulatory requirements, and overseeing the Company’s internal controls. Defendants Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal and Schiro breached their fiduciary duties of due care, loyalty, and good faith, because the Audit Committee, inter alia, allowed or permitted the above legal and regulatory violations to occur, as well as failures in the Company’s internal controls, and allowed or permitted the above false and misleading statements to be issued, specifically those concealing the existence of the Wells Notice and accompanying SEC Action. Therefore, defendants Bryan, Dahlback, Friedman, George, Gupta, Johnson, Juliber, Mittal and Schiro face a substantial likelihood of liability for their breach of fiduciary duties and any demand upon them is futile;
d.	While in possession of material, adverse, non-public information, i.e. that the Company had been served with a Wells Notice in July 2009, defendant Bryan participated in illegal insider selling by selling 6,000 of his personally held Goldman shares for proceeds of $932,220. Because defendant Bryan received personal financial benefits from challenged insider trading transactions, Bryan is directly interested in a demand, and any demand upon Bryan would be futile.

e.	The principal professional occupation of defendant Blankfein is his employment with Goldman as its CEO, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits. Thus, defendant Blankfein lacks independence from demonstrably interested directors, rendering him incapable of impartially considering a demand to commence and vigorously prosecute this action;

f.	The principal professional occupation of defendant Cohn is his employment with Goldman as its President and COO, pursuant to which he has received and continues to receive substantial monetary compensation and other benefits. Thus, defendant Cohn lacks independence from demonstrably interested directors, rendering him incapable of impartially considering a demand to commence and vigorously prosecute this action; and

g.	The Board has failed to investigate or remedy the massive illicit insider sales by the Insider Selling Defendants described herein. Under such circumstances Delaware law does not require a stockholder to make a pre-suit demand on a board of directors. Thus, demand is excused.
COUNT I
AGAINST ALL DEFENDANTS FOR BREACH OF FIDUCIARY DUTY FOR
DISSEMINATING FALSE AND MISLEADING INFORMATION
     161. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     162. As alleged in detail herein, each of the Defendants (and particularly the Audit Committee Defendants) had a duty to ensure that Goldman disseminated accurate, truthful and complete information to its shareholders.
     163. Defendants violated their fiduciary duties of care, loyalty, and good faith by causing or allowing the Company to disseminate to Goldman shareholders materially misleading and inaccurate information through, inter alia, SEC filings and other public statements and disclosures as detailed herein. These actions could not have been a good faith exercise of prudent business judgment.
     164. As a direct and proximate result of Defendants’ foregoing breaches of fiduciary duties, the Company has suffered significant damages, as alleged herein.
COUNT II
AGAINST ALL DEFENDANTS FOR BREACH OF FIDUCIARY
DUTIES FOR FAILING TO MAINTAIN INTERNAL CONTROLS
     165. Plaintiff incorporates by reference all preceding and subsequent paragraphs as if fully set forth herein.
     166. As alleged herein, each of the Defendants had a fiduciary duty to, among other things, exercise good faith to ensure that the Company’s financial statements were prepared in accordance with GAAP, and, when put on notice of problems with the Company’s business practices and operations, exercise good faith in taking appropriate action to correct the misconduct and prevent its recurrence.
     167. Defendants willfully ignored the obvious and pervasive problems with Goldman’s internal controls practices and procedures and failed to make a good faith effort to correct the problems or prevent their recurrence.
     168. As a direct and proximate result of the Defendants’ foregoing breaches of fiduciary duties, the Company has sustained damages.
COUNT III
AGAINST ALL DEFENDANTS FOR BREACH OF FIDUCIARY DUTIES FOR
FAILING TO PROPERLY OVERSEE AND MANAGE THE COMPANY
     169. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     170. Defendants owed and owe Goldman fiduciary obligations. By reason of their fiduciary relationships, Defendants specifically owed and owe Goldman the highest obligation of good faith, fair dealing, loyalty and due care.
     171. Defendants, and each of them, violated and breached their fiduciary duties of care, loyalty, reasonable inquiry, oversight, good faith and supervision.

     172. As a direct and proximate result of Defendants’ failure to perform their fiduciary obligations, Goldman has sustained significant damages, not only monetarily, but also to its corporate image and goodwill.
     173. As a result of the misconduct alleged herein, Defendants are liable to the Company.
     174. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT IV
AGAINST ALL DEFENDANTS FOR UNJUST ENRICHMENT
     175. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     176. By their wrongful acts and omissions, the Defendants were unjustly enriched at the expense of and to the detriment of Goldman.
     177. Plaintiff, as a shareholder and representative of Goldman, seeks restitution from these Defendants, and each of them, and seeks an order of this Court disgorging all profits, benefits and other compensation obtained by these Defendants, and each of them, from their wrongful conduct and fiduciary breaches.
COUNT V
AGAINST ALL DEFENDANTS FOR ABUSE OF CONTROL
     178. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     179. Defendants’ misconduct alleged herein constituted an abuse of their ability to control and influence Goldman, for which they are legally responsible. In particular, Defendants abused their positions of authority by causing or allowing Goldman to misrepresent material facts regarding its financial position and business prospects.
     180. As a direct and proximate result of Defendants’ abuse of control, Goldman has sustained significant damages.
     181. As a result of the misconduct alleged herein, Defendants are liable to the Company.
     182. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT VI
AGAINST ALL DEFENDANTS FOR GROSS MISMANAGEMENT
     183. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     184. Defendants had a duty to Goldman and its shareholders to prudently supervise, manage and control the operations, business and internal financial accounting and disclosure controls of Goldman.
     185. Defendants, by their actions and by engaging in the wrongdoing described herein, abandoned and abdicated their responsibilities and duties with regard to prudently managing the businesses of Goldman in a manner consistent with the duties imposed upon them by law. By committing the misconduct alleged herein, Defendants breached their duties of due care, diligence and candor in the management and administration of Goldman’s affairs and in the use and preservation of Goldman’s assets.
     186. During the course of the discharge of their duties, Defendants knew or recklessly disregarded the unreasonable risks and losses associated with their misconduct, yet Defendants caused Goldman to engage in the scheme complained of herein which they knew had an unreasonable risk of damage to Goldman, thus breaching their duties to the Company. As a result, Defendants grossly mismanaged Goldman.
COUNT VII
AGAINST ALL DEFENDANTS FOR WASTE OF CORPORATE ASSETS
     187. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     188. As a result of the misconduct described above, and by failing to properly consider the interests of the Company and its public shareholders, Defendants have caused Goldman to incur (and Goldman may continue to incur) significant legal liability and/or legal costs to defend itself as a result of Defendants’ unlawful actions.
     189. As a result of this waste of corporate assets, Defendants are liable to the Company.
     190. Plaintiff, on behalf of Goldman, has no adequate remedy at law.
COUNT VIII
AGAINST THE INSIDER SELLING DEFENDANTS FOR BREACH OF FIDUCIARY
DUTIES
     191. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     192. At the time of the stock sales set forth herein, the Insider Selling Defendants were in possession of material, non-public, adverse information described above, and sold Goldman common stock on the basis of such information.
     193. The information described above (the July 2009 Wells Notice served on the Company by the SEC) was non-public information which the Insider Selling Defendants used for their own benefit when they sold Goldman common stock.
     194. Since the use of material, adverse, non-public information about Goldman for their own pecuniary gain constitutes a breach of their fiduciary duties, the Company is entitled to the imposition of a constructive trust on any profits the Insider Selling Defendants obtained thereby.
COUNT IX
AGAINST THE DIRECTOR DEFENDANTS FOR BREACH OF FIDUCIARY DUTIES

FOR FAILING TO INVESTIGATE AND/OR REMEDY IMPROPER INSIDER SALES
     195. Plaintiff incorporates by reference and realleges each and every allegation set forth above, as though fully set forth herein.
     196. Each Director Defendant was and is required to act with the utmost loyalty and good faith to the Company. Each Director Defendants has violated these core duties by failing to investigate and/or remedy the improper insider sales made by the Insider Selling Defendants while they, but not the public, knew of the July 2009 Wells Notice served on the Company by the SEC.
     197. As a direct and proximate result of the Director Defendants’ foregoing breaches of fiduciary duties, the Company has suffered significant damages, as alleged herein.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff demands judgment as follows:
     A. Against all Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of Defendants’ breaches of fiduciary duties;
     B. Directing Goldman to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable laws and to protect the Company and its shareholders from a repeat of the damaging events described herein, including, but not limited to, putting forward for shareholder vote resolutions for amendments to the Company’s By-Laws or Articles of Incorporation and taking such other action as may be necessary to place before shareholders for a vote a proposal to strengthen the Board’s supervision of operations and develop and implement procedures for greater shareholder input into the policies and guidelines of the Board

     C. Directing the Board to immediately disclose the existence of any as-yet undisclosed Wells Notices which have been issued to the Company or to any of the Defendants by the SEC;
     D. Awarding to Goldman restitution from Defendants, and each of them, and ordering disgorgement of all profits, benefits and other compensation obtained by the Defendants;
     E. Awarding to Plaintiff the costs and disbursements of the action, including reasonable attorneys’ fees, accountants’ and experts’ fees, costs, and expenses; and
     F. Granting such other and further relief as the Court deems just and proper.
JURY DEMAND
     Plaintiff demands a trial by jury.

Dated: April 26, 2010	HARWOOD FEFFER LLP
/s/ ROBERT I. HARWOOD
ROBERT I. HARWOOD
488 Madison Avenue New York, NY 10022 Telephone (212) 935-7400 Facsimile: (212) 753-3630

THE WEISER LAW FIRM, P.C.
ROBERT B. WEISER
BRETT D. STECKER
JEFFREY J. CIARLANTO
121 N. Wayne Avenue, Suite 100
Wayne, PA 19087
Telephone: (610)225-2677
Facsimile: (610) 225-2678
THE WEISER LAW FIRM, P.C.
KATHLEEN A. HERKENHOFF
12707 High Bluff Drive, Suite 200
San Diego, CA 92130
Telephone: (858) 794-1441
Facsimile: (858) 794-1450

LAW OFFICE OF ALFRED G. YATES, JR., P.C.
ALFRED G. YATES, JR.
GERALD L. RUTLEDGE
519 Allegheny Building
429 Forbes Avenue
Pittsburgh, PA 15219
Telephone: (412) 391-5164
Facsimile: (412) 471-1033
Counsel for Plaintiff

GOLDMAN SACHS, INC. VERIFICATION
     I, Margaret C. Richardson, hereby verity that I am familiar with the allegations in the Complaint, and that I have authorized the filing of the Complaint, and that the foregoing is true and correct to the best of my knowledge, information and belief.

DATE: 4-26-10	/s/ MARGARET C. RICHARDSON
MARGARET C. RICHARDSON